     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1997

                                                      REGISTRATION NO. 333-27335
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          LIVINGSTON ENTERPRISES, INC.

             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                         7373                  77-0127305
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                4464 WILLOW ROAD
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 737-2100

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               STEVEN M. WILLENS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          LIVINGSTON ENTERPRISES, INC.
                                4464 WILLOW ROAD
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 737-2100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:


       Steven E. Bochner, Esq.                   William L. Hudson, Esq.
         Nevan C. Elam, Esq.                      Randall M. Lake, Esq.
     Richard S. Arnold, Jr., Esq.            Brobeck, Phleger & Harrison LLP
   Wilson Sonsini Goodrich & Rosati        Spear Street Tower One Market Plaza
       Professional Corporation              San Francisco, California 94105
          650 Page Mill Road                          (415) 442-0900
     Palo Alto, California 94304
            (415) 493-9300


                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JUNE   , 1997


                                         SHARES

                                     [LOGO]

                                  COMMON STOCK
                               -----------------

OF THE         SHARES OF COMMON STOCK OFFERED HEREBY,         SHARES ARE BEING
SOLD BY THE COMPANY AND         SHARES ARE BEING SOLD BY A SELLING
   SHAREHOLDER. SEE "PRINCIPAL AND SELLING SHAREHOLDERS." THE COMPANY WILL
   NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING
      SHAREHOLDERS. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
      MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY
        ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE
           BETWEEN $      AND $      PER SHARE. SEE "UNDERWRITERS"
           FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN
             DETERMINING THE INITIAL OFFERING PRICE. APPLICATION
             HAS BEEN MADE TO LIST THE  SHARES FOR QUOTATION ON
                THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL
                                    "LIVS."

                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                PRICE $  A SHARE
                              -------------------

                                                            UNDERWRITING                      PROCEEDS TO
                                             PRICE TO       DISCOUNTS AND     PROCEEDS TO       SELLING
                                              PUBLIC       COMMISSIONS (1)    COMPANY (2)     SHAREHOLDERS
                                          ---------------  ---------------  ---------------  --------------
PER SHARE...............................         $                $                $               $
TOTAL (3)...............................         $                $                $               $

------------
  (1) THE COMPANY AND THE SELLING SHAREHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $     .

  (3) THE COMPANY AND CERTAIN SELLING SHAREHOLDERS HAVE GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP
      TO AN AGGREGATE OF      AND      ADDITIONAL SHARES OF COMMON STOCK,
      RESPECTIVELY, AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND PROCEEDS
      TO SELLING SHAREHOLDERS WILL BE $          , $         , $          AND
      $         , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY BROBECK, PHLEGER & HARRISON LLP, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED
THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             , 1997 AT THE
OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------


MORGAN STANLEY DEAN WITTER


            HAMBRECHT & QUIST

                                                   ROBERTSON, STEPHENS & COMPANY

            , 1997

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

    UNTIL           , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           3
The Company................................................................................................           4
Risk Factors...............................................................................................           5
Use of Proceeds............................................................................................          16
Dividend Policy............................................................................................          16
Capitalization.............................................................................................          17
Dilution...................................................................................................          18
Selected Consolidated Financial Data.......................................................................          19
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          20
Business...................................................................................................          27
Management.................................................................................................          38
Certain Transactions.......................................................................................          45
Principal and Selling Shareholders.........................................................................          46
Description of Capital Stock...............................................................................          48
Shares Eligible for Future Sale............................................................................          49
Underwriters...............................................................................................          51
Legal Matters..............................................................................................          53
Experts....................................................................................................          53
Additional Information.....................................................................................          53
Index to Consolidated Financial Statements.................................................................         F-1


                            ------------------------

    The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.
                            ------------------------

    The Company's logo, Livingston, PortMaster, ComOS, PMconsole, RADIUS and ChoiceNet are trademarks of the Company. ProVision is a service mark of the Company. This Prospectus also includes product names and other trade names and trademarks of the Company and of other organizations.
                            ------------------------

    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                       INTEGRATED REMOTE ACCESS SOLUTIONS
                         FOR INTERNET SERVICE PROVIDERS


Livingston's high performance, integrated remote access solutions enable Internet Service Providers ("ISPs") worldwide to cost-effectively connect their subscribers to the Internet. All of the Company's remote access products incorporate Livingston's ComOS operating system, which has been architected specifically for remote access applications to provide robust routing, security, centralized device management and subscriber administration functions. Since the Company's introduction of its first remote access server in 1990, over 2,000 ISPs have purchased the Company's products. The Company believes that more ISPs worldwide use Livingston's remote access servers than those of any other vendor based on data compiled by Infonetics Research, Inc. and the Company's knowledge of the remote access market.


                     Diagram of an ISP's Point of Presence

Housed within the ISP's local Point of Presence, Livingston's remote access products connect dial-up subscribers communicating with the ISP over standard analog, ISDN, Frame Relay or T1/E1 leased line connections to the Internet via the ISP's router-based network. The Company's ComOS operating system enables the ISP to perform a number of critical functions including:

- Routing: support for TCP/IP, IPX, OSPF, PPP, RIP and other LAN/WAN protocols

- Security: subscriber authentication, encryption and firewall filtering

- Network management: configuration and device management

- Subscriber administration: accounting, billing and Internet content management

               Photo of Livingston's PortMaster 3, PortMaster 2,
                  FireWall Router, and Office Router products


In November 1996, Livingston introduced the PortMaster 3, the Company's next generation access concentrator, which integrates digital modem, router and communications server functionality with support for conventional analog, ISDN, Frame Relay and T1/E1 service connections in a compact 3.5 inch high chassis. The PortMaster 3 combines the Company's core software technology, the ComOS operating system, with a streamlined hardware design to offer ISPs the following advantages:


- Integrated hardware solution

- Designed to support emerging technologies such as 56K modems

- Scalability and manageability

- Reliability

- Security and administrative capabilities

- Low price per port

Livingston also provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY


    Livingston is a leading provider of integrated remote access networking solutions for ISPs worldwide. Used by ISPs to connect their subscribers to the Internet, the Company's remote access servers deliver high performance at a low price per port, making them particularly well-suited for the intensely competitive ISP market. The Company also provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. Since the Company's introduction of its first remote access server in 1990, over 2,000 ISPs have purchased the Company's remote access products. The Company believes that more ISPs worldwide use Livingston's remote access servers than those of any other vendor based on data compiled by Infonetics Research, Inc.* and the Company's knowledge of the remote access market.



    In November 1996, the Company introduced the PortMaster 3 access concentrator, its next generation remote access platform, which integrates digital modem, router and communications server functionality with support for analog modems, ISDN PRI, Frame Relay and T1/E1 service connections in a compact
3.5 inch high chassis. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. The PortMaster 3 combines the Company's core software technology, the ComOS operating system, with an integrated hardware design that provides ISPs with a high port density, highly scalable remote access solution. Architected specifically for remote access applications, ComOS is incorporated in all of the Company's remote access products and provides robust routing, security, centralized device management and subscriber administration capabilities. Based on the foregoing factors, the Company believes that the PortMaster 3 platform positions it to better address the needs of large ISPs and Telcos, and to maintain its leadership position with the Company's established base of local and regional ISP customers.


                                  THE OFFERING

Common Stock offered........................................  shares, including shares by the Company and
                                                              shares by a Selling Shareholder

Common Stock to be outstanding after the offering...........  shares (1)

Use of proceeds.............................................  For general corporate purposes, including working capital

Proposed Nasdaq National Market symbol......................  LIVS

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                    NINE MONTHS
                                                                                                                       ENDED
                                                                            YEARS ENDED AUGUST 31,                  -----------
                                                             -----------------------------------------------------    MAY 31,
                                                               1992       1993       1994       1995       1996        1996
                                                             ---------  ---------  ---------  ---------  ---------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues...............................................  $   1,424  $   2,083  $   6,180  $  20,461  $  46,107   $  34,809
Gross profit...............................................        951      1,121      3,327     12,407     27,540      20,688
Net income.................................................        320         86      1,027      4,904      8,845       7,543
Net income per share (2)...................................  $     .03  $     .01  $     .08  $     .38  $     .63   $     .54
Shares used in per share computations (2)..................     12,423     12,423     12,423     12,842     14,102      13,942


                                                               MAY 31,
                                                                1997
                                                             -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues...............................................   $  54,485
Gross profit...............................................      32,890
Net income.................................................      10,381
Net income per share (2)...................................   $     .72
Shares used in per share computations (2)..................      14,374



                                                                                                              MAY 31, 1997
                                                                                                       --------------------------
                                                                                                        ACTUAL    AS ADJUSTED(3)
                                                                                                       ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................................................................  $  16,005     $
Working capital......................................................................................     23,654
Total assets.........................................................................................     39,917
Total shareholders' equity...........................................................................     26,244


------------


(1) Based on 12,405,735 shares of Common Stock outstanding as of May 31, 1997. Excludes 2,601,247 shares of Common Stock issuable upon the exercise of options outstanding under the Company's 1994 Stock Option Plan at May 31, 1997, with a weighted average exercise price of $3.99 per share, and 40,190 shares of Common Stock issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan subsequent to May 31, 1997, with a weighted average exercise price of $17.50 per share. Also excludes (i) 1,500,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan and (ii) 500,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management--Executive Compensation," "Description of Capital Stock" and
    Note 5 of Notes to Consolidated Financial Statements.


(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of net income per share and shares used in per share computations.

(3) As adjusted to reflect the sale of      shares of Common Stock offered by
    the Company hereby at an assumed initial public offering price of $    per
    share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

------------


*   "The ISP Opportunity 1997" by Infonetics Research, Inc.

                                  THE COMPANY


    Livingston Enterprises, Inc. ("Livingston" or the "Company") is a leading provider of integrated remote access networking solutions for Internet Service Providers ("ISPs") worldwide. Used by ISPs to connect their subscribers to the Internet, the Company's remote access servers deliver high performance at a low price per port, making them particularly well-suited for the intensely competitive ISP market. The Company also provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. Since the Company's introduction of its first remote access server in 1990, over 2,000 ISPs have purchased the Company's remote access products. The Company believes that more ISPs worldwide use Livingston's remote access servers than those of any other vendor based on data compiled by Infonetics Research, Inc.* and the Company's knowledge of the remote access market.



    In November 1996, the Company introduced the PortMaster 3 access concentrator, its next generation remote access platform, which integrates digital modem, router and communications server functionality with support for analog modems, ISDN PRI, Frame Relay and T1/E1 service connections in a compact
3.5 inch high chassis. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. The PortMaster 3 combines the Company's core software technology, the ComOS operating system, with an integrated hardware design that provides ISPs with a high port density, highly scalable remote access solution. Architected specifically for remote access applications, ComOS is incorporated in all of the Company's remote access products and provides robust routing, security, centralized device management and subscriber administration capabilities. Based on the foregoing factors, the Company believes that the PortMaster 3 platform positions it to better address the needs of large ISPs and Telcos, and to maintain its leadership position with the Company's established base of local and regional ISP customers.


    The number of Internet subscribers and Internet traffic is growing rapidly as the Internet continues to emerge as a global medium for communication, commerce and entertainment. To accommodate Internet subscriber growth and customers' increasing bandwidth requirements, many ISPs are dramatically increasing their investments in networking infrastructure, particularly in the area of remote access equipment.

    The ISP market is evolving rapidly and competition in the industry has intensified as many major telecommunications service providers have entered or announced plans to enter the ISP market. ISPs increasingly need to provide reliable service with maximum accessibility and minimum downtime to maintain customer satisfaction, forcing ISPs to continually expand and upgrade their networks without service interruption. Competition to attract and maintain subscribers requires ISPs to improve the performance of their networks by incorporating new technologies such as 56K modems. As a result, ISPs are increasingly focused on procuring remote access equipment that is cost-effective, reliable, scalable and interoperable, includes comprehensive network management and security capabilities and provides support for emerging technologies.

    Livingston's goal is to be the leading supplier of technologically advanced and cost-effective remote access solutions to ISPs worldwide. Livingston's strategy is to leverage its flexible ComOS operating system and its modular hardware design to provide cost-effective, highly scalable and reliable remote access technologies that incorporate next generation networking functionality. The Company is focused on maintaining its market leadership with local and regional ISPs, continuing to build its direct sales and technical support capabilities, and increasing its market share with major national and international ISPs. The Company also plans to expand its presence in Europe, Japan and other international markets.

    Livingston was incorporated in California in 1986. Unless the context otherwise requires, references in this Prospectus to "Livingston" and the "Company" refer to Livingston Enterprises, Inc., a California corporation, and its subsidiaries. The Company's principal executive offices are located at 4464 Willow Road, Pleasanton, California 94588. Its telephone number is (510) 737-2100 and its World Wide Web site is located at http://www.livingston.com. Information contained in the Company's World Wide Web site is not part of this Prospectus.

---------


*   "The ISP Opportunity 1997" by Infonetics Research, Inc.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.


    UNPREDICTABLE AND FLUCTUATING QUARTERLY OPERATING RESULTS. Due to the emerging and evolving nature of the markets for the Company's products and the likelihood of increased competition, there can be no assurance that growth in net revenues will continue or that the Company will continue to be profitable. As a result of the Company's recent transition to its new product, PortMaster 3, the Company believes that future quarterly operating results could be negatively impacted by factors such as a continuing decline in sales of many of the Company's earlier generation products, which the Company expects, and a lack of sustained market acceptance of PortMaster 3. In addition, the Company expects that software licensing royalties from US Robotics Access Corp., Inc. ("USR") will terminate in fiscal 1998, if not sooner. For the Company's fiscal year ended August 31, 1996 and the nine months ended May 31, 1997, royalty revenues from USR represented 6.2% and 12.8% of net revenues, respectively. To the extent that such termination in royalty revenue and a decline in revenue of the Company's earlier generation products is not offset by sales of PortMaster 3 and future products, the Company's business, quarterly operating results and financial condition would be materially adversely affected. See "--Risks Associated with the Termination of the USR Relationship."


    The Company's quarterly operating results could also be materially adversely affected by a wide variety of factors including the following: price competition; the mix of products sold; the ability of the Company to provide product features required by ISPs; product flaws that cannot be detected or remedied in a timely manner; shortages of critical components; the buying patterns of ISPs and other customers; the level of Internet usage by customers of ISPs; the ability of the Company to succeed in selling products to large ISPs, interexchange carriers such as AT&T, MCI and Sprint, and Regional Bell Operating Companies ("RBOCs") (interexchange carriers and RBOCs may be collectively referred to as "Telcos"); the ability of the Company to hire and retain additional sales personnel; consolidation in the ISP markets; the mix of distribution channels employed by the Company; changes in the levels of inventory held by third party resellers; the timing of orders from, and shipments to, customers; and seasonality and general economic conditions.

    The Company typically operates with a relatively small backlog and, as a result, quarterly sales and operating results generally depend on the volume and timing of, and ability to fulfill, orders received within the quarter, which are difficult to forecast. A significant portion of the Company's spending is relatively fixed in advance based on the Company's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the Company's quarterly operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall.


    As a result of the Company's plans to expand its direct sales and marketing and research and development capabilities, the Company anticipates that its operating expenses will substantially increase, which, in the absence of increased sales of the Company's products, could have a material adverse effect on the Company's quarterly operating results. Accordingly, there can be no assurance that the Company will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis, or that the Company will not experience material fluctuations in quarterly operating results. Additionally, it is possible that the Company's future quarterly operating results may fall below the expectations of analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected. See "--Possible Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON SALES OF PORTMASTER 3. In the fall of 1996, the Company introduced PortMaster 3, sales of which represented a majority of the Company's net revenues in the third quarter of fiscal 1997. There can be no assurance that such level of sales will be maintained. In particular, there can be no assurance that the initial level of sales does not reflect pent up demand from prior quarters as a result of the anticipated introduction of PortMaster 3. The PortMaster 3 is the Company's first product that contains an integrated modem and thus directly competes with remote access products with integrated modems offered by larger competitors such as Ascend Communications, Inc. ("Ascend"), USR and Cisco Systems, Inc. ("Cisco") which have dominated this segment of the remote access market. There can be no assurance that the PortMaster 3 can successfully compete with products offered by these competitors. See "-- Allegation of Patent Infringement." In addition, future sales of PortMaster 3 would be materially adversely affected in the event that the Company is unable to offer on a timely basis a 56K modem upgrade for PortMaster 3. Sales of PortMaster 3 would also be materially adversely affected in the event that the ISP market widely adopts an alternative 56K modem technology such as USR's x2 modem technology. See "-- Risks Associated with 56K Modem Technology." From time to time, the Company's products may contain product flaws. Due to the complexity of the PortMaster 3, there can be no assurance that the PortMaster 3 does not contain undetected product flaws or that the Company will be able to timely or effectively remedy such flaws. See "--Risks Associated with Rapid Technological Changes." In addition, because the PortMaster 3 is the Company's first product intended to address large ISPs and Telcos, there can be no assurance that this product will prove suitable for, or achieve acceptance in, these markets. See "--Risks Associated with Entry into New and Unfamiliar Markets." Sales of the Company's earlier generation PortMaster products declined in the fourth quarter of fiscal 1996 and the nine months ended May 31, 1997, and the Company expects such sales will continue to decline and that the Company will be increasingly dependent upon sales of PortMaster 3 to sustain and grow its net revenues. There can be no assurance that sales of PortMaster 3 will be sufficient to sustain and grow the Company's net revenues. The inability of the Company to increase sales of its PortMaster 3 would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Background and Market" and "--Technology and Products."


    RISKS ASSOCIATED WITH NEW PRODUCT INTRODUCTIONS. The market for the Company's products is characterized by rapidly changing technologies, evolving industry standards, frequent competitive product introductions and short product life cycles. The Company's introduction of new or enhanced products requires the Company to effectively manage the transition from older products to newer generation products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In the past, the Company has experienced problems with product transitions. For example, the Company experienced a decrease in net revenues in the fourth quarter of fiscal 1996, when sales of the Company's earlier generation products decreased primarily as a result of the anticipated introduction of PortMaster 3. As a result, the Company recorded charges aggregating approximately $3.3 million through the first quarter of fiscal 1997 as a reserve for obsolete PortMaster 2 inventory. A failure by the Company to effectively manage new product introductions in the future could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with Rapid Technological Changes."

    DEPENDENCE ON SALES TO LOCAL AND REGIONAL ISPS. Historically, the Company has sold a substantial majority of its products to local and regional ISPs. The business of local and regional ISPs is largely dependent upon free reciprocal access to networks of large regional and national ISPs. Recently, certain national ISPs have announced that they plan to eliminate such free access to local and regional ISPs. There can be no assurance such limitations, or other limitations by national ISPs, would not materially adversely impact the growth or success of local and regional ISPs and thereby materially adversely impact the sales of the Company's products. Additionally, local and regional ISPs often have limited access to capital and as a result may be constrained in their ability to purchase the Company's products. Accordingly, there can be no assurance that sales to such ISPs, individually or as a group, will equal or exceed historical levels in any future period. A decrease in purchases of the Company's products by local and regional ISPs generally would materially adversely affect the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."


    RISKS ASSOCIATED WITH 56K MODEM TECHNOLOGY. Modem technology is rapidly evolving and with the recent introduction of 56K modem technology, ISPs are increasingly demanding remote access solutions that incorporate 56K modem technology. There currently are two principal competing 56K modem technologies:
(i) the x2 modem technology developed by USR and (ii) the K56flex modem technology developed by Lucent Technologies ("Lucent") and Rockwell Semiconductor Systems, Inc. ("Rockwell"). The Company has adopted the Lucent/Rockwell technology and has announced its offer to provide an upgrade, when and if available, to existing PortMaster 3 customers, upon request and at no additional charge (other than shipping costs), to support K56flex specifications. The Company does not plan to support the USR technology. In the event that USR's technology becomes widely adopted by ISPs, or an industry standard is adopted that is not compatible with the 56K modem solution implemented by the Company, the Company's business, results of operations and financial condition would be materially adversely affected. The Company believes that in order to remain competitive it must successfully introduce a 56K modem solution before the end of fiscal 1997. The Company depends on Lucent for the development of microchips for its 56K implementation. There can be no assurance that Lucent will be able to deliver to the Company sufficient quantities of 56K microchips, that the Company will not experience problems or delays incorporating these microchips into its products or that the Company will not experience other difficulties introducing a 56K modem solution. Another competitor of the Company which has adopted the Lucent/Rockwell technology recently announced that it expected to experience an unanticipated delay in availability of the 56K modem technology. There can be no assurance that the Company will not also experience unanticipated delays in offering a 56K modem solution. The inability of the Company to offer a 56K modem solution on a timely basis would materially adversely impact sales of the PortMaster 3 and would have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence on Sales of PortMaster 3."



    RISKS ASSOCIATED WITH ENTRY INTO NEW AND UNFAMILIAR MARKETS. To date, a substantial majority of the Company's revenues have been derived from sales to local and regional ISPs. With the introduction of PortMaster 3, the Company believes that it can better address the needs of large ISP and Telco markets. These markets are characterized by longer, more costly sales cycles and substantially greater competition than the local and regional ISP markets. Many of the Company's competitors, such as Ascend, USR and Cisco, have substantially greater resources, name recognition and experience than the Company, as well as established relationships with many of the large ISPs and Telcos. Because the PortMaster 3 is the Company's first product intended to address large ISPs and Telcos, there can be no assurance that this product will prove suitable for, or achieve acceptance in, these markets. To enter into and compete in these markets, the Company will be required to expand its sales and marketing capabilities, which will result in increased operating expenses. See "--Intense Competition," "--Dependence on Developing a Direct Sales Capability" and "--Unpredictable and Fluctuating Quarterly Operating Results." To the extent that the Company is unable to penetrate such markets for its products or sales of products in these unfamiliar markets do not offset such increased expenses, the Company's business, results of operations and financial condition could be materially adversely affected.



    INTENSE COMPETITION. The remote access market is intensely competitive and the Company's principal competitors include Ascend, USR and Cisco. Competitive factors in the remote access ISP market include the breadth of product features, pricing, product quality, reliability and functionality, marketing and sales resources, customer service and support and reputation. The PortMaster 3 is the Company's first product that contains an integrated modem and thus directly competes with remote access products with integrated modems offered by larger competitors such as Ascend, USR and Cisco which have dominated this segment of the remote access market. Competition in the large ISP and Telco segments of the remote access market is particularly intense and the Company's competitors have greater name recognition, resources, sales capabilities and market share than the Company. As a result, the Company has a competitive disadvantage in these markets. Increased competition could result in price reductions, the inability of the Company to increase market share, or a loss of market share by the Company, any of which could materially adversely affect the Company's business, results of operations and financial condition. Additionally, industry-wide consolidation, such as the recently announced mergers of USR with 3Com Systems, Inc. ("3Com") and Ascend with Cascade Communications, Inc. ("Cascade"), could result in increased competition in the remote access ISP market because, among other things, such companies will be able to provide a complete solution for integrated remote access combined with other networking products not offered by the Company. Furthermore, the ISP industry could experience consolidation and the acquisition of one of the Company's larger customers by a corporation with relationships with one of the Company's competitors could result in a loss of revenue attributable to such customer. To the extent Telcos increase their share of the ISP market and the Company is unsuccessful in penetrating the Telco segment of the market, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company's current and future competitors will not develop or market technologies and products that offer higher performance and are more cost-effective than the Company's current or future products, thereby rendering the Company's technologies and products obsolete. See "Business--Competition."


    DEPENDENCE ON DEVELOPING A DIRECT SALES CAPABILITY. The Company believes that it must augment its direct sales capability in order to effectively compete in the large ISP and Telco markets. Accordingly, the Company has expanded, and plans to continue to expand, its direct sales capabilities to establish direct customer relationships. However, there can be no assurance that the Company will be able to find, train and retain sufficient personnel to enhance or further develop such direct sales capability or that the Company will be successful in penetrating the large ISP and Telco markets. The market in which the Company competes is characterized by intense competition for attracting and retaining qualified sales personnel and there can be no assurance that the Company will be successful in competing for such personnel. Many of the Company's competitors have significant direct sales departments and possess substantially greater resources to attract such personnel. In the event that the Company is unsuccessful in developing its direct sales capability, the Company's business, results of operations and financial condition could be materially adversely affected.


    RISKS ASSOCIATED WITH RELIANCE ON RESELLERS. For the year ended August 31, 1996 and for the nine months ended May 31, 1997, 88.1% and 79.6%, respectively, of the Company's product revenues were made through value added resellers and distributors ("resellers"). The Company's top ten resellers represented 73.8% and 56.5%, respectively, of product revenues during such periods. The Company's top reseller in each period represented 27.2% and 19.4%, respectively, of the Company's product revenues and the second largest reseller in each period represented 13.3% and 6.5%, respectively. Accordingly, the Company is dependent upon the continued viability and financial stability of its resellers. Furthermore, the Company expects to become more dependent upon resellers in the international markets. While the Company maintains contractual relationships with most of its resellers, these agreements generally do not require a reseller to purchase the Company's products and may be terminated by a reseller at any time without penalty. There can be no assurance that any of the Company's resellers will continue to market the Company's products. Additionally, the Company's resellers generally offer products of several different companies, including those of the Company's competitors. Consequently, there is a risk that resellers will give higher priority to products of other suppliers, thus reducing their efforts to sell the Company's products. The foregoing risk is exacerbated by the Company's plans to expand its direct sales capability which could have a negative impact on the Company's relationship with resellers and result in a reduction in the sales of the Company's products by such resellers. In addition, the Company may, from time to time, terminate some of its relationships with resellers and any such termination could have a material adverse effect on the Company's business and result in threatened or actual litigation. For example, in November 1996, the Company terminated its relationship with one of its largest resellers, who then threatened to sue the Company. There can be no assurance that any future termination of a reseller would not have a material adverse effect on the Company's business or that such termination would not result in a lawsuit or that the Company would be successful in defending itself in such a lawsuit. Livingston provides most of its resellers with product return rights for stock balancing and price protection. There can be no assurance that the Company will not experience significant product returns or claims for price protection with respect to products held by resellers which could materially adversely affect the Company's business, results of operations and financial condition. See "--Risks Associated with International Sales" and "Business-- Sales and Marketing."

    RISKS ASSOCIATED WITH THE MANAGEMENT OF EXPANDING OPERATIONS. The Company has recently experienced a period of rapid growth and an expansion in the number of its employees, the scope and complexity of its operating and financial systems, and the geographic area of its operations. Such growth has placed and, if sustained, will continue to place a significant strain upon the Company's management, operations, financial systems and resources. The Company believes that it must expand its manufacturing, research and development, marketing, sales and customer support capabilities in order to effectively serve the evolving needs of the Company's present and future customers. The Company's Chief Executive Officer also serves as the Company's Chief Technical Officer and the Company's Vice President of Sales also serves as the Company's Vice President of Marketing. Consequently, the Company believes it needs to hire additional senior management in the areas of research and development and marketing. There can be no assurance that this can be achieved without disruption to the Company's current management team. The failure by the Company to hire additional qualified personnel in a timely manner could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence on Key Personnel" and "Management."

    RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGES. The market for the Company's products is characterized by rapidly changing technologies, evolving industry standards, frequent competitive product introductions and short product life cycles. The Company's success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging industry standards. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The Company's introduction of new or enhanced products may contain undetected or unresolved software or hardware defects when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing by the Company, design defects will not be found in new products or upgrades after commencement of commercial shipments, resulting in additional costs to the Company, reduced acceptance of the Company's products or damage to the Company's reputation and relationships with its customers. Future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could have a material adverse effect on the Company's business, results of operations and financial condition, particularly on a quarterly basis. See "--Unpredictable and Fluctuating Quarterly Operating Results," "--Risks Associated with New Product Introductions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Background and Market" and "--Research and Development."


    RISKS ASSOCIATED WITH INTERNATIONAL SALES. International sales accounted for approximately 29.7% and 41.4% of the Company's product revenues in fiscal 1996 and the nine months ended May 31, 1997, respectively, and the Company expects that international sales will continue to account for a significant portion of its product revenues in future periods. The Company is substantially dependent on resellers for its international sales. Certain of the Company's resellers also act as resellers for the Company's competitors and such resellers could devote greater effort and resources to marketing competitive products. The loss of certain resellers could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, in each calendar year sales in Europe and certain other parts of the world in the third quarter and sales in Japan in the second quarter are typically adversely affected as many customers reduce their business activities during those periods. The Company intends to enter into additional international markets and to continue to expand its operations outside of North America by expanding its direct sales force, adding resellers and pursuing additional strategic relationships which will require significant management attention and expenditure of significant financial resources. Sales to international customers are subject to additional risks including longer receivables collection periods, greater difficulty in accounts receivable collection, political and economic instability, nationalization, trade restrictions, the impact of possible recessionary environments in economies outside the United States, reduced protection for intellectual property rights in some countries, currency fluctuations and tariff regulations and requirements for export licenses. In particular, United States law currently prohibits the export of certain encryption technology which the Company may include in its future products. To the extent the export or import of the Company's products is prohibited by the domestic laws of the United States or any foreign country in which the Company does business, or uncertainty relating to such laws limits the marketability of the Company's products internationally, the Company could lose a substantial portion of its international sales. There can be no assurance that the foregoing risks associated with international sales will not materially adversely impact the future level of such sales and, consequently, the Company's business, results of operations and financial condition.


    Although the Company's international sales are currently denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. The Company currently does not hedge against foreign currency price fluctuations. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's results of operations. These factors may have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Risks Associated with Reliance on Resellers," "--Tariff and Regulatory Matters," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."


    DEPENDENCE ON KEY PERSONNEL. The Company's success depends on the continuing contributions of its key personnel, all of whom would be difficult to replace. In particular, the Company is dependent upon Steven M. Willens, who serves as the Company's Chief Technical Officer as well as its President and Chief Executive Officer. The Company has no long-term employment arrangements with Mr. Willens. While the Company has a key man life insurance policy in the amount of $5 million on the life of Mr. Willens with the Company designated as beneficiary, the loss of Mr. Willens' services would have a material adverse effect upon the Company. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of, or the inability to hire, key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with the Management of Expanding Operations" and "Management."


    DEPENDENCE ON CONTRACT MANUFACTURERS AND SINGLE-SOURCE SUPPLIERS. The Company's production operations consist primarily of materials planning and procurement, quality control, kitting, final assembly, burn-in and testing of certain products. The Company designs all of the hardware subassemblies for its products and uses the services of contract manufacturers to build these subassemblies and certain of its products to the Company's specifications. The Company is also dependent upon single or limited source suppliers for a number of components and parts used in the Company's products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet the Company's future requirements for manufactured products, components and subassemblies. The Company generally purchases single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. For example, the Company currently purchases all of its modem microchips from Analog Devices, Inc. and with the Company's implementation of 56K modem technology, the Company anticipates that it will become dependent upon Lucent for modem microchips. In addition, the availability of many of these components is dependent in part on the Company's ability to provide its suppliers with accurate forecasts of its future requirements. Any extended interruption in the supply of any of the key components currently obtained from a single or limited source or the time necessary to transition a replacement supplier's product or replacement component into the Company's products could disrupt its operations and have a material adverse effect on the Company's business, results of operations and financial condition in any given period. The Company purchases certain components from foreign suppliers and the supply of such components could be materially adversely affected by changing tariff and regulatory structures, particularly those affecting the import and export of electronics and technology. The Company may also be subject to increases in component costs, which could also have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Manufacturing."


    RISKS ASSOCIATED WITH THE TERMINATION OF THE USR RELATIONSHIP. Under an OEM Software License Agreement (the "USR Agreement") dated September 1, 1994 entered into between the Company and USR, Livingston granted USR a license to use the Company's ComOS operating system. On December 17, 1996, the Company and USR settled a lawsuit related to the USR Agreement and in connection with such settlement, the parties entered into Amendment No. 1 to the USR Agreement (the "Amendment"). Pursuant to the Amendment, the parties agreed that USR's right and license to Livingston's ComOS source code will terminate on December 31, 1997. Under the terms of the USR Agreement, USR may, in its sole discretion terminate the Agreement upon 30 days notice. Unless earlier terminated, the Amendment terminates on December 31, 1998. USR may for a period of two months, sublicense, sell, lease and distribute any inventory of products based on or containing the Livingston ComOS, on hand at the time of such termination. In that regard, the Company believes that it is likely that its royalty revenue from USR will terminate in fiscal 1998, if not sooner.



    For the Company's fiscal year ended August 31, 1996 and the nine months ended May 31, 1997, royalty revenues from USR represented 6.2% and 12.8% of net revenues, respectively. To the extent that such termination in royalty revenues is not offset by increased sales of the Company's products, the Company's business, quarterly operating results and financial condition would be materially adversely affected. See "--Risks Associated with Legal Proceedings" and "--Allegation of Patent Infringement."



    RISKS ASSOCIATED WITH LEGAL PROCEEDINGS. On December 17, 1996, the Company settled a lawsuit with USR arising from a dispute regarding the USR Agreement. USR currently uses code developed by USR based on Livingston's ComOS operating system in USR's NETServer access server card, which is incorporated into its Total Control Enterprises Network Hub. In addition, the USR NETServer 8 and 16 products use code also based on Livingston's ComOS. As a result of the termination of USR's right and license to Livingston's ComOS source code on December 31, 1997, the Company believes that its royalty revenue from the USR Agreement will terminate in fiscal 1998, if not sooner. USR has substantially greater resources than the Company and no assurance can be given that the Company will be able to successfully compete with USR or that the Company and USR will not enter into future litigation concerning the relationship between the two corporations and their respective technologies. In fact, while to date no lawsuit has been filed, the Company has alleged that USR has breached the terms of the settlement and USR has alleged that the PortMaster 3 product infringes USR's U.S. patent 5,528,595, captioned "Modem Input/Output Signal Processing Techniques." See "--Dependence on Proprietary Technology" and "--Allegation of Patent Infringement." The occurrence of future litigation with USR could have a material adverse effect on the Company's business, results of operations and financial condition.


    In April 1997, a complaint for unfair competition was filed against the Company as one of a group of companies separately developing 56K modem technology by a plaintiff on behalf of the general public. The complaint alleges that the Company knowingly made false and misleading statements regarding the capabilities of its 56K modem technology.



    On June 5, 1997, a complaint was filed against the Company in California Superior Court by Capella Worldwide Networking, Inc. ("Capella"), the Company's largest distributor in fiscal 1996. The Company terminated its relationship with Capella in November 1996. The complaint purports to allege contract and tort causes of action arising out of the Company's termination of Capella as a distributor. The complaint seeks injunctive and declaratory relief as well as unspecified damages for alleged lost profits, including compensatory, punitive and treble damages. The Company has not yet responded to the complaint and discovery has not yet commenced.



    The Company denies the allegations in both of the above complaints and intends to vigorously defend its position in both instances. Nevertheless, litigation is subject to inherent uncertainties and thus there can be no assurance that either of these suits will be resolved favorably to the Company or that either suit will not have a material adverse effect on the Company. The defense of these suits or any other lawsuit could result in time-consuming and expensive litigation, damages, and diversion of the attention of key personnel, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.



    DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's future success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary technology. The Company currently has one patent application pending, but there can be no assurance that a patent will be issued as a result of such application, that the Company's patent will be upheld as valid, or that such patent will prevent the development of competitive products. The Company generally enters into confidentiality agreements with its employees, consultants, resellers, customers and potential customers, and strictly limits access to and distribution of its source code, and further limits the disclosure and use of other proprietary information. However, as a result of the Company's licensing relationship with USR, the Company has licensed, for a specified term, to USR the source code to its ComOS operating software and in the event that such source code is released to unauthorized third parties before the expiration of the license, the Company could be materially adversely affected. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.



    ALLEGATION OF PATENT INFRINGEMENT. On June 2, 1997, the Company received written notice from USR alleging that the PortMaster 3 infringes USR's U.S. patent 5,528,595, captioned "Modem Input/Output Signal Processing Techniques." Although the Company believes that such patent may be invalid, it is possible that USR may file suit against the Company to enforce such alleged patent or other intellectual property rights. Regardless of the merits of any such potential suit, there can be no assurance that the Company will prevail in defending itself or that it would not be required to enter into license arrangements or develop non-infringing technology. Furthermore, there can be no assurance that USR will not assert other infringement claims in the future with respect to the Company's current or future products. Any litigation could result in product delays or costs which could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of other third parties. There can be no assurance that other third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or develop non-infringing technology, or result in litigation, regardless of the merits of such claims.



    No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. The failure of the Company to adequately obtain such licenses, or to protect its own proprietary technology through contractual rights, trade secrets, patent and copyrights laws, could have a material adverse effect on the Company's business, results of operations and financial condition. The defense of any lawsuit could result in time-consuming and expensive litigation, damages, license fees, royalty payments, and diversion of the attention of key personnel, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with Legal Proceedings" and "Business-- Proprietary Rights."



    TARIFF AND REGULATORY MATTERS. Rates for telecommunications services are governed by tariffs of licensed carriers that are subject to regulatory approval. Future changes in these tariffs could have a material adverse effect on the Company's business, results of operations and financial condition. For example, should tariffs for public switched digital services increase in the future relative to tariffs for private leased services, the cost-effectiveness of the Company's products would be reduced, and its business, results of operations and financial condition could be materially adversely affected. In addition, the Company's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. In the United States, the Company's products must comply with Part 15(a) (industrial equipment), Part 15(b) (residential equipment) and Part 68 (analog lines) of the Federal Communications Commission regulations. The Company's products also must be certified by domestic telecommunications carriers in both the United States and in foreign countries. In foreign countries, the Company's products are subject to a wide variety of government review and certification requirements. The Company is currently undertaking an effort to qualify for ISO 9002 series quality certification in order to fulfill the quality system requirements for the European markets. The Company applied for ISO 9002 certification on November 11, 1996. Foreign customers typically require that the Company's products receive certification from the country's primary telecommunication carriers. The failure to obtain on a timely basis or retain domestic certification or foreign regulatory approvals could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Industry Background and Market."


    CONTROL BY OFFICERS AND DIRECTORS; CERTAIN FAMILY RELATIONSHIPS. Following this offering, the Company's executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately
   % of the Company's Common Stock (approximately    % if the Underwriters'
over-allotment option is exercised in full). Following this offering, Steven Willens, the Company's President, Chief Executive Officer and Chairman of the Board, Ronald Willens, the Company's Executive Vice President, Secretary, a director and the father of Steven Willens, and Jerrold Livingston, a director, former President and Chief Executive Officer and the father-in-law of Steven
Willens will beneficially own approximately    % of the Company's outstanding
Common Stock. Accordingly, these shareholders will be able to elect at least a majority of the Company's directors, will retain the voting power to approve all matters requiring shareholder approval and will continue to have significant influence over the affairs of the Company. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

    BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS. The Company will use the proceeds from this offering for general corporate purposes, including working capital and as a result, the Company's management will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. See "Use of Proceeds."

    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends upon its Common Stock in the foreseeable future.

    NO PRIOR PUBLIC TRADING MARKET. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price, which will be established by negotiations between the Company and the Underwriters, may not be indicative of the market price of the shares of Common Stock after the offering. See "Underwriters."

    POSSIBLE VOLATILITY OF STOCK PRICE. The equity markets, particularly the market for high-technology corporations, recently have experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, announcement of litigation by or against the Company, changes in stock market analyst recommendations regarding the Company or its competitors and general market conditions may have a material adverse effect on the market price of the Common Stock.

    CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Articles of Incorporation and Bylaws, each as amended, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for a classified board of directors and eliminate cumulative voting in the election of directors. In addition, upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company's Bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. These provisions may make it more difficult for shareholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.


    SHARES ELIGIBLE FOR FUTURE SALE. Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering (based on shares outstanding at May 31, 1997), the Company will have outstanding an aggregate of shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 12,405,735 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus; (ii) no shares will be eligible for sale beginning 90 days after the date of this Prospectus; and (iii) 12,405,735 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus. All officers, directors, shareholders and certain option holders of the Company have agreed not to offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. The Company intends to file a registration statement on Form S-8 which would allow shares issuable upon exercise of options previously granted to be freely tradeable following release of such lock-up obligations, subject to compliance with Rule 144 in the case of Affiliates of the Company. See "Shares Eligible for Future Sale."


    IMMEDIATE AND SUBSTANTIAL DILUTION.  Purchasers of the Common Stock offered
hereby will suffer an immediate and substantial dilution of $     per share in
the net tangible book value of the Common Stock from the initial public offering
price of $     per share. To the extent outstanding options to purchase the
Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the         shares of
Common Stock offered by the Company hereby are estimated to be approximately
$     million (approximately $     million if the Underwriters' over-allotment
option is exercised in full), at an assumed initial public offering price of
$     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purposes of this offering are to obtain additional equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to the capital markets. The Company expects to use the net proceeds of this offering for general corporate purposes, including working capital. The Company expects to use approximately $2.5 million of the net proceeds for capital expenditures over the next twelve months. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, agreements or commitments with respect to any such transaction. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's bank line of credit prohibits the payment of cash dividends without the bank's consent.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company as of May 31, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale
of         shares of Common Stock offered by the Company hereby at an assumed
initial public offering price of $     per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by the Company.


                                                                                                 MAY 31, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                                (IN THOUSANDS,
                                                                                              EXCEPT SHARE DATA)
Preferred stock, no par value: no shares authorized, issued and outstanding, actual;
  5,000,000 shares authorized; none issued and outstanding, as adjusted...................     --
Common stock, no par value: 30,000,000 shares authorized; 12,405,735 shares issued and
  outstanding, actual; 30,000,000 shares authorized;          shares issued and
  outstanding, as adjusted................................................................  $   2,165
Deferred stock compensation...............................................................     (1,409)
Retained earnings.........................................................................     25,488
                                                                                            ---------  -----------
    Total shareholders' equity............................................................     26,244
                                                                                            ---------  -----------
        Total capitalization..............................................................  $  26,244   $
                                                                                            ---------  -----------
                                                                                            ---------  -----------


---------


(1) Excludes 2,601,247 shares of Common Stock issuable upon the exercise of options outstanding under the Company's 1994 Stock Option Plan at May 31, 1997, with a weighted average exercise price of $3.99 per share, and 40,190 shares of Common Stock issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan subsequent to May 31, 1997, with a weighted average exercise price of $17.50 per share. Also excludes (i) 1,500,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan and (ii) 500,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management--Executive Compensation," "Description of Capital Stock" and
    Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The net tangible book value of the Company as of May 31, 1997, was $26,074,000 or $2.10 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock at that date. After giving effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public
offering price of $     per share, and after deducting underwriting discounts
and commissions and estimated offering expenses payable by the Company, the Company's as adjusted net tangible book value at May 31, 1997 would have been
$        or $     per share. This represents an immediate increase in net
tangible book value of $     per share to existing shareholders and an immediate
dilution of $     per share to new public investors. The following table
illustrates the per share dilution:



Assumed initial public offering price per share...................             $
  Net tangible book value per share before offering...............  $    2.10
  Increase in net tangible book value attributable to new
    investors.....................................................
                                                                    ---------
As adjusted net intangible book value per share after the
  offering........................................................
                                                                               ---------
Dilution per share to new public investors........................             $
                                                                               ---------
                                                                               ---------



    The following table summarizes on an as adjusted basis, as of May 31, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share of Common Stock paid by the existing shareholders and by the new investors (at an assumed initial public offering price of $ per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company):


                                                                SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                                             ----------------------  ----------------------   PRICE PER
                                                              NUMBER      PERCENT     AMOUNT      PERCENT       SHARE
                                                             ---------  -----------  ---------  -----------  ------------
Existing shareholders......................................                       %  $                    %  $
New public investors.......................................
                                                             ---------       -----   ---------       -----
    Total..................................................                       %  $                    %
                                                             ---------       -----   ---------       -----
                                                             ---------       -----   ---------       -----


    The foregoing analysis assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options outstanding at May 31, 1997. As of May 31, 1997, there were options outstanding to purchase a total of 2,601,247 shares of Common Stock at a weighted average exercise price of $3.99 per share. In addition, in May 1997, the Board of Directors adopted the 1997 Stock Plan and the 1997 Employee Stock Purchase Plan, pursuant to which 1,500,000 and 500,000 shares, respectively, were reserved for issuance thereunder. As of June 24, 1997, no options or shares had been issued under any of these plans. Subsequent to May 31, 1997, the Board of Directors granted options under the 1994 Stock Plan to purchase an additional 40,190 shares of Common Stock at a weighted average exercise price of $17.50 per share. To the extent these stock options are exercised, there will be further dilution to purchasers in this offering. See "Management--Executive Compensation," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and related notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein. The consolidated statement of operations data for the years ended August 31, 1994, 1995 and 1996 and the nine months ended May 31, 1997 and the consolidated balance sheet data at August 31, 1995 and 1996 and May 31, 1997 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company included elsewhere in this Prospectus and should be read in conjunction with those financial statements and the notes thereto, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report is included elsewhere in this Prospectus. The consolidated balance sheet data at August 31, 1994 are derived from audited consolidated financial statements not included in this Prospectus. The consolidated statement of operations data for the years ended August 31, 1992 and 1993 and the consolidated balance sheet data at August 31, 1992 and 1993 are derived from unaudited consolidated financial statements not included in this Prospectus. The consolidated statement of operations data for the nine months ended May 31, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for such periods. The results of operations for the nine months ended May 31, 1997 are not necessarily indicative of results to be expected for future periods.



                                                                                                            NINE MONTHS ENDED MAY
                                                                    YEAR ENDED AUGUST 31,                            31,
                                                    -----------------------------------------------------  ------------------------
                                                      1992       1993       1994       1995       1996        1996         1997
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Product revenues..................................  $   1,424  $   2,083  $   6,180  $  20,138  $  43,229   $  32,865    $  47,488
Royalty revenues..................................     --         --         --            323      2,878       1,944        6,997
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net revenues......................................      1,424      2,083      6,180     20,461     46,107      34,809       54,485
Cost of revenues..................................        473        962      2,853      8,054     18,567      14,121       21,595
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Gross profit....................................        951      1,121      3,327     12,407     27,540      20,688       32,890
Operating expenses:
  Research and development........................        126        277        462        890      2,512       1,153        3,074
  Selling and marketing...........................        213        327        673      2,831      8,670       6,094       11,934
  General and administrative......................        122        401        449        667      1,771         992        2,305
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Total operating expenses......................        461      1,005      1,584      4,388     12,953       8,239       17,313
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Operating income..................................        490        116      1,743      8,019     14,587      12,449       15,577
Interest income (expense), net....................         (6)        (9)       (21)       (20)        85          43          276
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income before income taxes........................        484        107      1,722      7,999     14,672      12,492       15,853
Provision for income taxes........................        164         21        695      3,095      5,827       4,949        5,472
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Net income....................................  $     320  $      86  $   1,027  $   4,904  $   8,845   $   7,543    $  10,381
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income per share..............................  $     .03  $     .01  $     .08  $     .38  $     .63   $     .54    $     .72
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Shares used in per share computations (1).........     12,423     12,423     12,423     12,842     14,102      13,942       14,374



                                                                                  AUGUST 31,
                                                            -------------------------------------------------------    MAY 31,
                                                              1992       1993       1994       1995        1996         1997
                                                            ---------  ---------  ---------  ---------  -----------  -----------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................  $     187  $      46  $     627  $   1,486   $   3,749    $  16,005
Working capital...........................................        323        509      1,511      5,891      14,243       23,654
Total assets..............................................        554        839      2,706      9,303      21,321       39,917
Total shareholders' equity................................        375        352      1,379      6,283      15,323       26,244


------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of net income per share and shares used in per share computations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Livingston is a leading provider of remote access networking solutions for ISPs worldwide. In 1990, the Company introduced its first PortMaster communications server incorporating its proprietary ComOS operating system, which was developed specifically for remote access applications. In 1991, the Company introduced its remote access routers which are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. In November 1996, the Company began shipping its PortMaster 3 access concentrator which incorporates the Company's enhanced ComOS, support for high speed digital connections such as ISDN PRI and T1/E1, and up to 60 digital modems. Because this remote access solution includes modem functionality, the PortMaster 3 has a substantially higher selling price than the Company's earlier generation products. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. The Company has announced its offer to provide this upgrade, when and if available, to existing PortMaster 3 customers, upon request, at no additional charge (other than shipping costs). The Company accrues for the cost of providing the 56K upgrade at the time of sale. Sales of the PortMaster 3 have increased significantly since its introduction while sales of the Company's earlier generation communications servers have declined. The Company believes that it will be dependent upon sales of the PortMaster 3 for a majority of the Company's net revenues for the foreseeable future. See "Risk Factors--Dependence on Sales of PortMaster 3." See "Risk Factors--Allegation of Patent Infringement."



    In 1994, the Company entered into an OEM Software License and Development agreement with USR, pursuant to which the Company receives software license royalties related to sales by USR of products that incorporate the Company's ComOS operating system. Royalty payments are normally received by Livingston sixty days after USR's quarter end, and are recorded as royalty revenue at that time. Through May 31, 1997, cumulative royalties from USR totaled $10.2 million. As a result of the Settlement with USR, the Company expects royalty revenues from USR to terminate in fiscal 1998, if not earlier. See "Risk Factors--Risks Associated with the Termination of the USR Relationship."



    International sales accounted for 29.7% and 41.4% of the Company's product revenues in fiscal 1996 and the first nine months of fiscal 1997, respectively. The Company expects that international sales will continue to account for a significant portion of its product revenues in future periods. Although the Company's international sales are currently denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in such country. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may cause material fluctuations in the Company's results of operations.



    Historically, the majority of the Company's sales have been made to local and regional ISPs through the Company's reseller channel. In connection with the introduction of the PortMaster 3, the Company began to significantly expand its direct sales force in order to better address the needs of large ISPs and Telcos. Recently, the Company has expanded its direct sales force and has established eight branch offices in North America, a European headquarters in France and a branch office in the United Kingdom. In response to growth in the ISP market and the Company's expanded base of customers, the Company has significantly increased its research and development activities. The Company has also expanded its technical support operations and manufacturing capacity. These activities, and the expansion of the Company's infrastructure to support them, have resulted in significantly higher operating expenses in fiscal 1996 and the first nine months of fiscal 1997.


    The Company typically provides certain postcontract customer support ("PCS") in connection with the sale of its products. Prior to the second quarter of fiscal 1996, PCS consisted principally of telephone support and minor maintenance for its PortMaster 2 products. During this period, the Company recognized revenue at the time of product shipment and accrued the estimated costs of providing PCS. During the second quarter of fiscal 1996, the Company decided to provide significant feature enhancements to ComOS, free of charge, to the Company's installed customer base. Accordingly, the Company recognized the portion of product revenue attributable to the value of PCS ratably over 12 months, the period during which PCS is expected to be provided. In November 1996, the Company began selling PortMaster 3, which is accompanied by a one year hardware and software warranty. The portion of the PortMaster 3 selling price that is attributable to PCS is recognized ratably over the 12 month support period. Additional warranty and support coverage is made available to PortMaster 3 customers as a purchase option. PCS revenues to date have not been significant.

RESULTS OF OPERATIONS

    The following table sets forth, as a percentage of net revenues (except for gross margin on product revenues), certain statement of operations data for the periods indicated:


                                                                                            NINE MONTHS ENDED
                                                             YEAR ENDED AUGUST 31,       ------------------------
                                                        -------------------------------    MAY 31,      MAY 31,
                                                          1994       1995       1996        1996         1997
                                                        ---------  ---------  ---------  -----------  -----------
Product revenues......................................      100.0%      98.4%      93.8%       94.4%        87.2%
Royalty revenues......................................         --        1.6        6.2         5.6         12.8
                                                        ---------  ---------  ---------       -----        -----
Net revenues..........................................      100.0%     100.0%     100.0%      100.0%       100.0%
Cost of revenues......................................       46.2       39.4       40.3        40.6         39.6
                                                        ---------  ---------  ---------       -----        -----
  Gross profit........................................       53.8       60.6       59.7        59.4         60.4
Operating expenses:
  Research and development............................        7.4        4.3        5.5         3.3          5.6
  Selling and marketing...............................       10.9       13.8       18.8        17.5         22.0
  General and administrative..........................        7.3        3.3        3.8         2.8          4.2
                                                        ---------  ---------  ---------       -----        -----
    Total operating expenses..........................       25.6       21.4       28.1        23.6         31.8
                                                        ---------  ---------  ---------       -----        -----
Operating income......................................       28.2       39.2       31.6        35.8         28.6
Interest income (expense), net........................       (0.3)      (0.1)       0.2         0.1          0.5
                                                        ---------  ---------  ---------       -----        -----
Income before income taxes............................       27.9       39.1       31.8        35.9         29.1
Provision for income taxes............................       11.3       15.1       12.6        14.2         10.0
                                                        ---------  ---------  ---------       -----        -----
    Net income........................................       16.6%      24.0%      19.2%       21.7%        19.1%
                                                        ---------  ---------  ---------       -----        -----
                                                        ---------  ---------  ---------       -----        -----

Gross margin on product revenues......................       53.8%      60.0%      57.0%       57.0%        54.5%
                                                        ---------  ---------  ---------       -----        -----
                                                        ---------  ---------  ---------       -----        -----



  NINE MONTHS ENDED MAY 31, 1997 COMPARED TO NINE MONTHS ENDED MAY 31, 1996



    NET REVENUES. Net revenues increased 56.5% to $54.5 million for the nine months ended May 31, 1997 as compared to $34.8 million for the nine months ended May 31, 1996. The increased net revenues reflect introduction and increased sales of the Company's PortMaster 3 product and increased royalties, partially offset by declining sales of the PortMaster 2 products. Specifically, sales of the Company's PortMaster 2 products declined by 48% from the nine month period ended May 31, 1996 to the corresponding period ending May 31, 1997, while royalty revenues increased 260% from the nine month period ending May 31, 1996 to the corresponding period ending May 31, 1997. Royalty revenues were $7.0 million and $1.9 million for the nine months ended May 31, 1997 and 1996, respectively. Sales to international customers accounted for approximately 41.4% of product revenues for the nine months ended May 31, 1997 compared to 25.5% for the prior period.

    GROSS PROFIT. The Company's gross profit for the nine months ended May 31, 1997 increased to $32.9 million from $20.7 million for the nine months ended May 31, 1996. This increase was attributable to the introduction and increased sales of the PortMaster 3 products and to increased royalties, partially offset by $2.3 million in charges for obsolete PortMaster 2 product and component inventory. Gross margin on product revenues declined to 54.5% for the nine months ended May 31, 1997, compared to 57.0% for the comparable period of 1996. The lower gross margin was due to the charge for obsolete PortMaster 2 inventory and approximately $2.5 million reserved to provide, when and if available, the Company's 56K modem solution, upon request, for PortMaster 3 products sold during the period.



    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee compensation, amounts paid for outside services, and costs of materials utilized in product development. Research and development expenses increased to $3.1 million, or 5.6% of net revenues, during the nine months ended May 31, 1997, from $1.2 million, or 3.3% of net revenues, for the nine months ended May 31, 1996. The increase was due primarily to the addition of personnel for the development of PortMaster 3, enhancement of the ComOS operating system and development of future products. The Company believes that significant research and development efforts are necessary in order for it to compete in the evolving market for remote access products. Accordingly, the Company expects its research and development expenditures to increase in absolute dollars and as a percentage of net revenues.



    SELLING AND MARKETING. Selling and marketing expenses consist primarily of base and incentive compensation paid to sales, customer support and marketing personnel, travel and related expenses, and costs associated with promotional and trade show activities. Selling and marketing expenses increased to $11.9 million, or 22.0% of net revenues, for the nine months ended May 31, 1997 from $6.1 million, or 17.5% of net revenues, for the nine months ended May 31, 1996. The increase reflects significant hiring of direct sales personnel in North America and Europe and technical support personnel in North America, as well as increased incentive compensation due to increased sales volume. Also included are charges relating to a marketing program to promote the Company's presence in Europe. The Company expects selling and marketing expenses to increase both in absolute dollars and as a percentage of net revenues as the Company pursues its strategy of expanding its direct sales force.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation paid to administrative personnel and related overhead. General and administrative expenses increased to $2.3 million, or 4.2% of net revenues, for the nine months ended May 31, 1997 from $1.0 million, or 2.8% of net revenues, for the corresponding period in the prior year as the Company continued to build its infrastructure to support growth in its manufacturing, research and development, and selling and marketing functions. The Company expects that general and administrative expenses will increase in absolute dollars as the Company continues to expand its operations and incurs higher administration expenses related to reporting and other requirements of a public company.



    PROVISION FOR INCOME TAXES. The Company's effective tax rate for the first nine months of fiscal 1997 was 34.5% compared to 39.7% in fiscal 1996. See Notes 1 and 4 of Notes to Consolidated Financial Statements.



  YEAR ENDED AUGUST 31, 1996 COMPARED TO THE YEAR ENDED AUGUST 31, 1995



    NET REVENUES. Net revenues increased 125% to $46.1 million for fiscal 1996, as compared to $20.5 million for fiscal 1995. This increase was due primarily to higher sales of the Company's communication servers and routers. Royalty revenues were $2.9 million and $323,000 in fiscal 1996 and fiscal 1995, respectively. Sales to international customers accounted for 29.7% of product revenues in fiscal 1996 compared to 16.9% in fiscal 1995. This increase in international sales was the result of an expansion of the Company's reseller relationships in Japan and Europe.

    GROSS PROFIT. The Company's gross profit for fiscal 1996 increased to $27.5 million from $12.4 million for fiscal 1995. This increase was due primarily to higher unit sales and increased royalties. Gross margin on product revenues (excluding royalty revenues) declined to 57.0% in fiscal 1996 compared to 60.0% in fiscal 1995 as a result of a charges of $1.3 million taken in the second half of fiscal 1996 related to the Company's establishment of an inventory reserve in connection with the PortMaster 2 product line.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $2.5 million, or 5.5% of net revenues, in fiscal 1996 compared to $890,000, or 4.3% of net revenues, in fiscal 1995, due primarily to the addition of personnel for the development of the PortMaster 3 and for enhancements and feature upgrades to ComOS. Research and development expenses in fiscal 1996 included $632,000 for purchased in-process research and development, primarily related to modem technology.

    SELLING AND MARKETING. Selling and marketing expenses increased to $8.7 million, or 18.8% of net revenues, in fiscal 1996 compared to $2.8 million, or 13.8% of net revenues, in fiscal 1995. The increase was due primarily to increased staffing levels in sales intended to broaden the geographic reach for the Company's products, increased marketing expenses related to trade show participation and development of collateral materials, and increased staffing of technical support operations in response to a growing installed base of products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1.8 million, or 3.8% of net revenues, in fiscal 1996 compared to $667,000, or 3.3% of net revenues, in fiscal 1995 due to increased personnel and overhead costs and increased use of outside professional services as the Company began to build its infrastructure to support growth in its manufacturing, research and development, and selling and marketing functions.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate for fiscal 1996 was 39.7% compared to 38.7% in fiscal 1995.

  YEAR ENDED AUGUST 31, 1995 COMPARED TO THE YEAR ENDED AUGUST 31, 1994

    NET REVENUES. Net revenues increased 231% to $20.5 million for fiscal 1995 from $6.2 million for fiscal 1994. This increase was due to an increase in unit sales of PortMaster 2 products and router products. In fiscal 1995 royalty revenues were $323,000.

    GROSS PROFIT. The Company's gross profit for fiscal 1995 increased to $12.4 million from $3.3 million for fiscal 1994, due primarily to higher unit sales and royalties from USR. Gross margin on product revenues increased to 60.0% in fiscal 1995 from 53.8% in fiscal 1994. This increase was primarily due to decreased component material costs related to increased volume purchases of components.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $890,000, or 4.3% of net revenues, in fiscal 1995 compared to $462,000, or 7.4% of net revenues, in fiscal 1994. This increase primarily reflects increased spending for consulting services.

    SELLING AND MARKETING. Selling and marketing expenses increased to $2.8 million, or 13.8% of net revenues, in fiscal 1995 compared to $673,000, or 10.9% of net revenues, in fiscal 1994. These increases reflect higher staffing levels in sales, marketing, and technical service in order to develop the Company's reseller channel domestically and internationally and to support a growing installed product base.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $667,000, or 3.3% of net revenues, in fiscal 1995 compared to $449,000, or 7.3% of net revenues, in fiscal 1994.

    PROVISION FOR INCOME TAXES. The Company's effective tax for fiscal 1995 was 38.7% compared to 40.4% in fiscal 1994.

QUARTERLY RESULTS OF OPERATIONS


    The following table presents consolidated statement of operations data, both in absolute dollars and as a percentage of net revenues, for the seven most recent quarters. This information is unaudited, but in the opinion of the Company's management, has been prepared on the same basis as the audited Consolidated Statements of Operations appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation thereof. Such statement of operations data should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. The results for any quarter are not necessarily indicative of results for any future period.



                                                                      QUARTER ENDED
                                       ---------------------------------------------------------------------------
                                       NOV. 30,   FEB. 29,    MAY 30,   AUG. 31,   NOV. 30,   FEB. 28,    MAY 31,
                                         1995       1996       1996       1996       1996       1997       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Product revenues.....................  $   8,617  $  11,825  $  12,423  $  10,364  $  11,415  $  15,866  $  20,207
Royalty revenues.....................        538        425        981        934      2,263      1,771      2,963
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net revenues.........................      9,155     12,250     13,404     11,298     13,678     17,637     23,170
Cost of revenues.....................      3,457      5,203      5,461      4,446      6,782      7,177      7,636
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................      5,698      7,047      7,943      6,852      6,896     10,460     15,534
Operating expenses:
  Research and development...........        243        478        432      1,359        973        880      1,221
  Selling and marketing..............      1,488      1,953      2,653      2,576      2,745      3,689      5,500
  General and administrative.........        211        333        448        779        623        761        921
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........      1,942      2,764      3,533      4,714      4,341      5,330      7,642
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................      3,756      4,283      4,410      2,138      2,555      5,130      7,892
Interest income (expense), net.......         (1)         2         42         42         55         69        152
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........      3,755      4,285      4,452      2,180      2,610      5,199      8,044
Provision for income taxes...........      1,485      1,698      1,766        878        901      1,795      2,776
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income.......................  $   2,270  $   2,587  $   2,686  $   1,302  $   1,709  $   3,404  $   5,268
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share.................  $     .17  $     .19  $     .18  $     .09  $     .12  $     .24  $     .37
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in per share
  computations.......................     13,333     13,904     14,589     14,588     14,359     14,371     14,391



                                                           AS A PERCENTAGE OF NET REVENUES (1)
                                       ---------------------------------------------------------------------------
                                       NOV. 30,   FEB. 29,    MAY 30,   AUG. 31,   NOV. 30,   FEB. 28,    MAY 31,
                                         1995       1996       1996       1996       1996       1997       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Product revenues.....................       94.1%      96.5%      92.7%      91.7%      83.5%      90.0%      87.2%
Royalty revenues.....................        5.9        3.5        7.3        8.3       16.5       10.0       12.8
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net revenues.........................      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues.....................       37.8       42.5       40.7       39.4       49.6       40.7       33.0
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................       62.2       57.5       59.3       60.6       50.4       59.3       67.0
Operating expenses:
  Research and development...........        2.7        3.9        3.2       12.0        7.1        5.0        5.3
  Selling and marketing..............       16.2       15.9       19.8       22.8       20.1       20.9       23.7
  General and administrative.........        2.3        2.7        3.4        6.9        4.5        4.3        4.0
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........       21.2       22.5       26.4       41.7       31.7       30.2       33.0
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................       41.0       35.0       32.9       18.9       18.7       29.1       34.0
Interest income (expense), net.......        0.0        0.0        0.3        0.4        0.4        0.4        0.7
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........       41.0       35.0       33.2       19.3       19.1       29.5       34.7
Provision for income taxes...........       16.2       13.9       13.2        7.8        6.6       10.2       12.0
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income.......................      24.8%      21.1%      20.0%      11.5%      12.5%      19.3%       22.7%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin on product revenues.....      59.9%      56.0%      56.0%      57.1%      40.6%      54.8%       62.2%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------


---------

(1) Except gross margin on product revenues.

    Net revenues increased in each of the first three quarters of fiscal 1996 principally as a result of increased remote access unit shipments. Product revenues declined in the fourth quarter of fiscal 1996 due primarily to the decrease in sales of PortMaster 2 communication servers. The Company believes that the decline in PortMaster 2 sales was due primarily to delays in purchasing decisions by the Company's customers in anticipation of the introduction of PortMaster 3. The Company commenced shipment of PortMaster 3 in the first quarter of fiscal 1997, and sales of PortMaster 3 represented a majority of net revenues in the third quarter of fiscal 1997. The Company does not expect sequential quarterly growth in product revenues to continue at the same rate experienced from the second to the third quarter of fiscal 1997.



    Royalties from USR increased from $538,000 in the first quarter of fiscal 1996 to $3.0 million in the third quarter of fiscal 1997. The Company believes that its royalty revenues from USR will terminate in fiscal 1998, if not sooner. See "Risk Factors--Risks Associated with the Termination of the USR Relationship."



    Gross margin on product revenues has fluctuated on a quarterly basis generally because of product mix. Gross margin on product revenues in the quarter ended November 30, 1996 was adversely affected by a charge of approximately $2.0 million related to the provision for obsolete and overstocked product and component inventory due to the decline in PortMaster 2 sales, and due to approximately $2.0 million reserved for further upgrades to implement the Company's 56K modem solution for PortMaster 3 products sold.


    Research and development expenses have generally increased in dollar amount due to increased staffing and higher amounts spent on outside consulting. In the quarter ended August 31, 1996, research and development expenses included $632,000 for purchased in-process research and development, principally related to modem technology. Selling and marketing expenses have increased in dollar amount and as a percentage of net revenues reflecting increased personnel and related expenses, spending for promotional expenses, travel expense, and costs associated with opening new sales offices in North America and Europe. General and administrative expenses have increased in dollar amount due to increased personnel and related expenses and increased outside professional services. The increase in general and administrative expenses in the quarter ended August 31, 1996 included a charge of approximately $117,000 related to a buy-out of the Company's lease commitment for its previous headquarters facilities in connection with the Company's move to its new, larger headquarters facility in November 1996.

    The Company's future net revenues are difficult to predict. Although the Company typically operates with some backlog, net revenues and operating results in any quarter depend on the volume and timing of, and the ability to fulfill, orders received within the quarter. In addition, due to the Company's utilization of its reseller channel, the Company's net revenues in any period are highly dependent upon the sales efforts and success of its resellers, which are not within the Company's control. There can be no assurance that the Company's resellers will give a high priority to the marketing of the Company's products as compared to competitive products or alternative networking solutions, or that the resellers will continue to carry the Company's products. Further, the Company's strategy is to broaden its customer base by increasing its direct sales force and there can be no assurance that this new sales force and the resellers will be capable of achieving the Company's growth goals.

    The Company anticipates that quarterly operating results will fluctuate as a result of a number of factors, including customers' capital spending cycles, the timing of new product announcements by the Company or its competitors, changes in pricing policies by the Company, its competitors or its suppliers, the availability and cost of key components, and market acceptance of new and enhanced versions of the Company's products. In addition, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors-- Unpredictable and Fluctuating Quarterly Operating Results" and "--Possible Volatility of Stock Price."

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, the Company has financed its operations primarily through cash flows from operating activities. As of May 31, 1997, the Company's principal sources of liquidity consisted of $16.0 million of cash and cash equivalents and an unsecured $5 million line of credit. The line of credit bears interest at the bank's prime rate and specifies financial and operating covenants, including restrictions on the Company's ability to purchase its own stock and a prohibition on payment of cash dividends. There have been no borrowings under the line of credit.



    During the nine months ended May 31, 1997, cash provided by operating activities was $13.6 million compared to $4.2 million during the nine months ended May 31, 1996. The Company's operating activities in fiscal 1996, 1995 and 1994 provided cash flows of $3.4 million, $1.2 million, and $644,000, respectively. Cash provided by operating activities during these periods was attributable primarily to increases in net income, partially offset by increases in accounts receivable and inventories. As of May 31, 1997, the Company's working capital was $23.7 million, which included $10.8 million and $4.2 million of accounts receivable and inventory, respectively.



    The Company's investing activities have consisted primarily of purchases of property and equipment. Cash used in investing activities increased to $1.8 million in the nine months ended May 31, 1997 from $455,000 in the nine months ended May 31, 1996 due primarily to purchases of furniture and fixtures for the new headquarters facility which the Company moved into in November 1996. Cash used in investing activities totaled $881,000, $348,000, and $63,000 in fiscal 1996, 1995 and 1994, respectively.


    The Company expects to use approximately $2.5 million for capital expenditures over the next twelve months. The Company believes that the net proceeds from this offering, together with available funds, its existing bank line of credit and cash flows expected to be generated from operations, will be sufficient to meet its anticipated cash needs at least through fiscal 1998.

                                    BUSINESS


    Livingston is a leading provider of remote access networking solutions for ISPs worldwide. Used by ISPs to connect their subscribers to the Internet, the Company's remote access servers deliver high performance at a low price per port, making them particularly well-suited for the intensely competitive ISP market. The Company also provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications. Since the introduction of its first remote access server in 1990, over 2,000 ISPs have purchased the Company's remote access products. The Company believes that more ISPs worldwide use Livingston's remote access servers than those of any other vendor based on data compiled by Infonetics Research, Inc.* and the Company's knowledge of the remote access market. In November 1996, the Company introduced the PortMaster 3 access concentrator, its next generation remote access platform, which the Company believes positions it to better address the needs of large ISPs and Telcos, and to maintain its leadership position with the Company's established base of local and regional ISP customers. The Company's goal is to be the leading supplier of technologically advanced and cost-effective remote access solutions to ISPs worldwide.


INDUSTRY BACKGROUND AND MARKET

  GROWTH OF THE INTERNET AND INTERNET INFRASTRUCTURE

    The Internet has emerged as a global network enabling millions of businesses, organizations and individuals to communicate, share information and conduct business electronically. A network of networks, the Internet comprises hundreds of publicly and commercially owned networks that communicate and share traffic using a common, industry standard communications protocol suite called TCP/IP. According to International Data Corporation, the number of Internet World Wide Web users will increase to 163 million in 2000, from an estimated 35 million users in 1996.

    Individuals and corporate customers typically access the Internet through ISPs which maintain networks offering Internet access through local points of presence ("POPs"). A POP consists of telecommunications and internetworking equipment connected to the Internet through high speed dedicated lines leased from telecommunications providers or through Frame Relay or ATM service connections. To accommodate the growing numbers of Internet users and their bandwidth requirements, many ISPs are dramatically increasing investments in networking infrastructure, particularly in the area of remote access equipment.

  REMOTE ACCESS EQUIPMENT AND THE MARKET FOR REMOTE ACCESS SOLUTIONS


    Internet subscribers connect to ISPs through remote access equipment, such as access concentrators, communications servers and access routers, utilizing analog or digital dial-up lines or leased line connections. The remote access market is among the fastest growing segments in the networking industry. In its report entitled "The ISP Opportunity 1997," Infonetics Research, Inc. forecasts that network product expenditures by ISPs will increase from approximately $3.6 billion in 1997 to $7.9 billion in 1999.


    As depicted on the following page, a dial-up subscriber communicates with an ISP over a standard analog, ISDN or T1/E1 leased line connection. An access concentrator, which contains multiple digital modems, or a communications server with externally connected analog modems housed within the POP, receives the subscriber's call, performs user authentication and billing functions, and passes traffic through to the Internet via the ISP's router-based network. For high speed communications, access routers located at the subscribers' premises manage the exchange of Internet traffic between the ISP's network and the subscribers' network over dedicated leased lines. Software operating with the remote access hardware enables the ISP to perform critical functions such as device and network management, subscriber administration, authorization and accounting, firewall filtering and protocol routing.

---------


*   "The ISP Opportunity 1997" by Infonetics Research, Inc.

    [This diagram shows the principal pieces of networking equipment (including remote access servers, ethernet hubs, and routers) utilized in an Internet service providers' point of presence.]

  OVERVIEW OF THE ISP MARKET AND INDUSTRY DYNAMICS

    The worldwide ISP market currently includes local, regional, national and international companies providing a range of services for business and consumers including Internet access, Web site hosting, sales of network equipment and network management, design and consulting services. An ISP's business model, and the ISP's requirements for remote access solutions, differ based on the size and nature of the ISP's subscriber base and the scope of the ISP's operations.

    Local ISPs tend to focus on a relatively small geographic market and generally operate networks consisting of a small number of POPs. Local ISPs typically provide basic Internet dial-up connectivity to their customers and differentiate themselves by providing value-added services. These ISPs demand remote access equipment that is easy to install, configure and operate, and tend to purchase this equipment primarily through indirect distribution channels. Regional ISPs address a broader customer base, operate relatively complex networks consisting of multiple POPs, and usually demand remote access equipment that is highly scalable and that integrates seamlessly in a heterogeneous networking environment. Regional ISPs have historically purchased the majority of their remote access products through resellers, although the direct sales channel is increasingly becoming an important method of sale for this class of ISP. The large national and international ISPs, which include companies such as UUNET, Netcom, PSINet, and BBN Planet, as well as the major online service providers such as America Online and Compuserve, provide Internet service to millions of users, operate networks consisting of hundreds of POPs and represent the most sophisticated category of ISP. These large ISPs also have greater requirements for device scalability and manageability, in addition to requiring support for heterogeneous networking environments and technical support. Large ISPs primarily purchase remote access equipment from the vendor's direct sales force. In addition, many of the regional, national and international ISPs resell remote access equipment to their corporate customers for Internet connectivity, intranet and other remote access networking applications.

    The ISP market is evolving rapidly and competition in the industry has recently intensified. New groups of telecommunications service providers, including the major interexchange carriers, RBOCs and other competitive access providers have entered, or have announced plans to enter, the ISP market and are rapidly building their dial-up networks. To remain competitive, many ISPs have adopted a flat rate pricing model for Internet access, which has put pressure on their margins as user connect time and bandwidth requirements have increased. ISPs increasingly need to provide reliable service with maximum accessibility and minimum downtime to maintain customer satisfaction, forcing ISPs to continually expand and improve their networks without service interruption. Competition to attract and maintain subscribers requires ISPs to improve the performance of their networks by incorporating new technologies such as 56K modems. As a result, ISPs are increasingly focused on procuring remote access equipment that is cost-effective, reliable, scalable and interoperable, includes comprehensive network management and security capabilities and provides support for emerging technologies.

THE LIVINGSTON SOLUTION


    Livingston's remote access concentrators and servers solve the needs of ISPs by delivering high performance at a low price per port, making them particularly well-suited for the intensely competitive ISP market. The Company's products combine its core software technology, the ComOS operating system, with an integrated hardware design that provides ISPs with a high port density, highly scalable remote access solution. ComOS has been specifically designed for remote access applications and is incorporated in all of the Company's remote access products. ComOS provides robust routing, security, centralized device management and subscriber administration capabilities. In November 1996, the Company introduced the PortMaster 3 access concentrator, its next generation remote access platform, which integrates digital modem, router and communications server functionality with support for analog modems, ISDN PRI, Frame Relay and T1/E1 service connections in a compact 3.5 inch high chassis. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. Based on the foregoing factors, the Company believes that the PortMaster 3 platform positions it to better address the needs of large ISPs and Telcos, and to maintain its leadership position with the Company's established base of local and regional ISP customers.


    The PortMaster 3 offers ISPs the following advantages:


    INTEGRATED HARDWARE SOLUTION: The PortMaster 3 eliminates the need for externally connected modems within a POP by integrating digital modem, router and communications server functionality in a compact 3.5 inch high chassis. The integration of these separate remote access functions reduces the cost per port and the support requirements for product installation, operation and management.



    SUPPORT OF EMERGING TECHNOLOGIES: The PortMaster 3 employs a modular design that facilitates the incorporation of new communications technologies as they become available. For example, the PortMaster 3 has been designed to be easily upgraded to support 56K modem functionality. The Company has announced its offer to provide this upgrade, when and if available, to existing PortMaster 3 customers, upon request, at no additional charge (other than shipping costs).


    SCALABILITY AND MANAGEABILITY: Livingston's ComOS assists ISPs in establishing POPs that can scale to accommodate any number of users and accept any combination of dial-up or leased-line services. The scalability of ComOS allows ISPs to link dozens of PortMaster 3 chassis stacked together to form one larger logical unit that can be centrally managed and administered.

    RELIABILITY: The combination of Livingston's ComOS and the Company's advanced hardware architecture results in a reliable solution for ISPs. The Company's True Digital modem technology has minimal power requirements, thus reducing heat dissipation and significantly decreasing the potential for equipment downtime. This technology also provides for real time diagnostics and fault-tolerant modem pooling, further reducing service disruptions.

    SECURITY AND ADMINISTRATION: The Company's ComOS provides a comprehensive set of security capabilities for ISPs including encryption, firewall filtering and subscriber authorization. ComOS includes the Company's RADIUS software module which provides subscriber authentication and accounting for remote network access. The RADIUS specifications developed by the Company are generally regarded as the industry standard for subscriber administration. ComOS also includes ChoiceNet, a network filtering feature that provides Internet content management on a per-user basis so that a subscriber can specify authorized World Wide Web sites and eliminate access to unauthorized sites.

    LOW PRICE PER PORT: The streamlined and efficient product architecture of the PortMaster 3, along with the Company's ComOS operating system, enables the Company to provide remote access solutions at one of the lowest prices per port in the industry.

COMPANY STRATEGY

    The Company's goal is to be the leading supplier of technologically advanced and cost-effective remote access solutions to ISPs worldwide. The Company is pursuing the following strategies to achieve this goal:

    LEVERAGE TECHNOLOGY TO PROVIDE LEADING REMOTE ACCESS SOLUTIONS. Livingston seeks to leverage its highly flexible ComOS operating system and its modular hardware design capabilities to provide cost-effective, highly scalable and reliable remote access solutions that incorporate next generation networking technologies such as 56K modem functionality. The Company's future development efforts will focus on enhancing the capabilities of ComOS and designing remote access solutions that provide higher port density and support for high speed communications technologies such as Fast Ethernet, ATM, and xDSL, as well as Virtual Private Network security standards.

    MAINTAIN MARKET SHARE WITH LOCAL AND REGIONAL ISPS. The Company is focused on maintaining its leadership position with local and regional ISPs by continuing to offer comprehensive and cost-effective solutions such as the PortMaster 3. The Company established its leadership in this market by providing scalable, affordable, reliable solutions that have enabled many ISPs to easily expand and upgrade their remote access networks. The Company believes that it has also differentiated itself by providing high quality technical support, and plans to continue helping local and regional ISPs succeed by addressing their specific support requirements.

    TARGET LARGE ISPS AND TELCOS. The Company believes that its recently-introduced high port density PortMaster 3 platform provides it with the opportunity to pursue the large ISPs and Telcos. Based on the flexibility, scalability and reliability of the PortMaster 3, the Company believes it is able to meet the demanding requirements of these potential customers. An important element of this strategy involves the expansion of the Company's direct sales force and the development of key account relationships. In addition, the Company plans to expand its product support capabilities as well as to continue development of higher port density products that provide enhanced features and higher performance.

    INCREASE PENETRATION OF INTERNATIONAL MARKETS. The Company is focused on continuing to capitalize on the growth of the Internet in Europe and Asia, by targeting additional ISPs through enhancing its sales and service efforts and by developing relationships with strategic resellers. The Company recently established a European headquarters in Mougins, France as well as a branch office in the United Kingdom. Currently, the Company manages its Japan and Asia Pacific region resellers from its Pleasanton, California headquarters. The Company anticipates establishing a direct sales and service presence in Japan and developing new reseller relationships in the rest of the Asia Pacific region.

TECHNOLOGY AND PRODUCTS

    Livingston offers the PortMaster 3 remote access concentrator, communication servers and access routers that are targeted to ISPs and their customers and are designed specifically for remote access applications such as connecting to the Internet, linking remote offices to corporate computing resources, and providing public access to corporate World Wide Web sites. All of the Company's products are based on its ComOS operating system, and include a one year warranty on the hardware as well as one year of free technical support and software upgrades.

COMOS OPERATING SYSTEM

    ComOS is a hardware independent operating system designed specifically for remote access applications and has been continuously tested and improved since its introduction in 1990. ComOS incorporates a modular architecture, well defined interfaces and reduced code size, supports all major routing protocols and facilitates system configuration and device management through its network management module. Also included is the Company's RADIUS software module which provides subscriber authentication and accounting for remote network access. The RADIUS specifications developed by the Company are generally regarded as the industry standard for subscriber administration. ComOS also includes ChoiceNet, a network filtering feature that provides Internet content management on a per-user basis so that a subscriber can specify authorized World Wide Web sites and eliminate access to unauthorized sites. The Company believes that ComOS provides it with a significant competitive advantage. ComOS is critical to the Company's ability to provide remote access solutions which are cost-effective, reliable, scalable and interoperable, include comprehensive network management and security capabilities and provide support for emerging technologies.

THE PORTMASTER 3 ACCESS CONCENTRATOR


    The PortMaster 3, the Company's next generation remote access platform, is an integrated access concentrator used by ISPs to receive and process in-bound calls from subscribers. PortMaster 3 performs user authentication, authorization, accounting and billing functions and passes data traffic through to the Internet via the ISP's router-based network. The PortMaster 3 hardware together with the ComOS operating system provide a solution which utilizes fewer electrical components, consumes less power, generates less heat, and is relatively inexpensive to manufacture. The PortMaster 3 consolidates analog modem, ISDN PRI, Frame Relay, and T1/E1 services together with the Company's proven router communications server technology into a single unit. The PortMaster 3 can be configured with up to 60 digital modem ports per system, and currently supports the V.34 28.8K modem standard. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. Unlike competing products, which utilize modem hardware consisting of an analog-based modem and a digital-to-analog converter, Livingston's True Digital modem technology implements all modem functionality in a single Digital Signal Processor (DSP). True Digital modem technology is designed to provide lower energy consumption, greater reliability, and more consistent system performance. Multiple PortMaster 3 chassis can be stacked together to form one larger logical unit that supports hundreds of high-bandwidth dial-up connections that can be centrally managed. The list price for the PortMaster 3 chassis ranges from $6,950 to $11,150, and can be configured with up to six modem cards. Each 8-port and 10-port modem card is priced at $3,450 and $4,300, respectively. The PortMaster 3 is the Company's first product that contains an integrated modem and thus directly competes with remote access products with integrated modems offered by larger competitors such as Ascend, USR and Cisco which have dominated this segment of the remote access market.


THE PORTMASTER 2 COMMUNICATION SERVERS

    The Company's initial dial-up remote access products were introduced in 1990 and provide network access over standard analog telephone lines, when used in conjunction with external V.34 modems from other vendors. PortMaster 2 products include: the PortMaster 2E, a modular unit which can be configured with 10 to 30 asynchronous ports, priced from $2,695 to $3,750; and the PortMaster 25, a 25-port fixed-configuration unit, priced at $3,495. To date, the installed base of PortMaster 2 products represents almost 1 million ports supporting approximately 10 million dial-up subscribers. The Company believes the success of its PortMaster 2 products has been critical to establishing the Company's reputation among ISPs and that the Company has a significant opportunity to migrate PortMaster 2 customers to the PortMaster 3 platform over time.

ACCESS ROUTERS

    In addition to access concentrators and servers, the Company provides office routers and firewall routers that are resold by ISPs to corporate customers for Internet connectivity and other remote access networking applications.

    OFFICE ROUTERS. Livingston's Office Routers are targeted for use by small businesses and remote offices that need to connect to an ISP's network. These systems are available with support for dial-up analog, ISDN BRI, Frame Relay, and T1/E1 services and allow PCs on a subscriber's LAN to share bandwidth and phone line costs. Office Router prices range from $1,195 to $1,395.

    FIREWALL IRX ROUTERS. The Company's FireWall IRX Routers allow a company to provide public access to its World Wide Web site or File Transfer Protocol server through a connection to the Internet while simultaneously granting employees, working at home or at remote office sites, access to the corporate network. FireWall IRX Routers utilize Livingston's packet filtering technology and multiple ethernet ports to isolate the corporate network from the public network, log and control internal and outbound access, and prevent network attacks from the outside world. FireWall IRX Routers support analog modem, ISDN BRI, fractional T1, full T1/E1 and Frame Relay services. Prices for these products range from $2,395 to $3,250.

SALES AND MARKETING


    The Company sells its products through direct and indirect channels in North America. To date, the majority of the Company's sales have been generated through resellers which accounted for 88.1% and 79.6% of product revenues in fiscal 1996 and the first nine months of fiscal 1997, respectively. The Company has expanded and plans to continue to expand its direct sales force and key account relationships in an effort to increase its market share with large ISPs and Telcos in North America. The Company uses telemarketing, direct mail, trade shows and seminars, selected advertising and the Internet to market its products.



    In international markets, the Company primarily sells its products through its network of over 30 resellers, who assist in the marketing process. Recently, the Company increased its focus on its international sales and marketing efforts and has established a European headquarters in France with a branch office in the United Kingdom. Sales operations for the Asia Pacific region are currently managed out of the Company's headquarters in Pleasanton, California. Sales to international customers accounted for 29.7% of product revenues in fiscal 1996 and 41.4% for the first nine months of 1997.


    The Company recently began to offer an equipment finance program that allows customers to fund the acquisition of the Company's products through leases offered by a third-party leasing broker, doing business as Livingston Capital Corporation ("LCC"). Under the terms of the master lease agreements with LCC, upon termination of the lease and return of the equipment, the Company is generally obligated to remarket the products. In the event the Company is requested to remarket on behalf of LCC it will be on a best-efforts basis.


    Livingston provides most of its resellers with product return rights for stock balancing and price protection. Subject to purchasing an equal dollar amount of other Livingston products and within certain limits, stock balancing rights permit resellers to return products for credit. Price protection would require the Company to grant retroactive price adjustments for inventory of Livingston products held by resellers if Livingston lowers its prices for such products. Although Livingston believes that it has adequate reserves to cover product returns and price reductions, there can be no assurance that the Company will not experience significant returns or price protection adjustments in the future. See "Risk Factors--Risks Associated with Reliance on Resellers." As of May 31, 1997, the Company employed 50 people in sales and marketing.


CUSTOMER SERVICE AND SUPPORT

    The Company believes that a high level of technical support is essential in achieving end-user customer satisfaction. The Company provides a range of customer services with an escalating level of costs depending on the level of service required. The majority of Livingston's service and support activities relate to WAN connection and network configuration issues that can generally be resolved by a technician by telephone or electronic mail. Certain of the Company's resellers also provide end-user customers with service and support.

    The Company typically provides certain postcontract customer support ("PCS") in connection with the sale of its products. Prior to the second quarter of fiscal 1996, PCS consisted principally of telephone support and minor maintenance for its PortMaster 2 products. During this period, the Company recognized revenue at the time of product shipment and accrued the estimated costs of providing PCS. During the second quarter of fiscal 1996, the Company decided to provide significant feature enhancements to ComOS, free of charge, to the Company's installed customer base. Accordingly, the Company recognized the portion of product revenue attributable to the value of PCS ratably over 12 months, the period during which PCS is expected to be provided. In November 1996, the Company began selling PortMaster 3, which is accompanied by a one year hardware and software warranty. The portion of the PortMaster 3 selling price that is attributable to PCS is recognized ratably over the 12 month support period. Additional warranty and support coverage is made available to PortMaster 3 customers as a purchase option, under the ProVision program or on a fee per hour basis. The ProVision Services program offers customers 24 hours, seven days a week technical support over the phone, extended hardware warranty, upgrades of the latest ComOS software, and updated product manuals. To date, revenue attributable to post warranty services has not been significant.


    Livingston makes extensive use of on-line services to distribute technical advice and software updates including a bulletin board service and the Company's Web site. Livingston also offers technical training to its resellers and end-user customers, a one year warranty on its hardware and software products and free upgrades of its software for the one year warranty period. The PortMaster 3 has been designed to be easily upgraded to support emerging technologies such as 56K modem functionality. The Company has announced its offer to provide this upgrade, when and if available, to existing PortMaster 3 customers, upon request, at no additional charge (other than shipping costs). The Company accrues for this cost at the time of sale. As of May 31, 1997, the Company employed 59 people in customer service.


RESEARCH AND DEVELOPMENT

    The Company's research and development efforts are focused on developing new products and core technologies for the remote access market, further enhancing the functionality, performance and flexibility of the Company's ComOS, and providing support for WAN protocol standards and telecommunication carrier services. Livingston currently focuses its development efforts on additional remote access technologies, particularly in the area of higher port density, integration of higher speed digital transmission services such as T3, development of ISP administrative software programs and support for network security standards.

    The Company's future success depends on its ability to continue to enhance its existing products and to develop new products that address the remote access requirements of its customers. The Company closely monitors changing customer requirements by communicating directly with ISP customers, resellers and market research organizations. Livingston also receives input by actively participating in industry groups responsible for establishing technical standards.

    Product development schedules are inherently difficult to predict, and there can be no assurance that the Company will achieve its targets for product development, introduction and shipment. Also, there can be no assurance that the Company's product development efforts will result in commercially successful products or that the Company's products will not be rendered obsolete by changing technology or new product announcements by other companies.


    The Company's research and development expenditures were $2.5 million, $890,000 and $462,000 in fiscal 1996, 1995 and 1994, respectively. As of May 31,
1997, Livingston's research and development staff consisted of 32 employees.

MANUFACTURING


    Livingston's manufacturing operations consist primarily of materials planning and procurement, quality control, kitting, final assembly, burn-in, and testing. The Company designs all of the hardware subassemblies for its products and uses the services of contract manufacturers to build these subassemblies to the Company's specifications. The Company presently uses a variety of independent third party contract assembly companies to perform printed circuit board assembly and in-circuit testing. The manufacturing process enables the Company to configure the hardware and software in combinations to meet a wide variety of individual customer requirements. The Company uses automated test equipment, burn-in procedures, and comprehensive inspection, testing and statistical process control testing by technicians to assure the quality and reliability of its products. To date, the Company has not experienced any significant product defects or product returns.


    The Company is dependent upon single or limited source suppliers for a number of components and parts used in the Company's products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet the Company's future requirements for manufactured products, components and subassemblies. The Company generally purchases single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. For example, the Company currently purchases all of its modem microchips from Analog Devices, Inc. and with the implementation of the Company's 56K modem technology, the Company anticipates that it will become dependent upon Lucent for modem microchips. In addition, the availability of many of these components is dependent in part on the Company's ability to provide its suppliers with accurate forecasts of its future requirements. Any extended interruption in the supply of any of the key components currently obtained from a single or limited source or in the time necessary to transition a replacement component into the Company's products could disrupt its operations and have a material adverse effect on the Company in any given period. The Company purchases certain components from foreign suppliers and the supply of such components could be adversely affected by changing tariff and regulatory structures, particularly those affecting the import and export of electronics and technology. The Company may also be subject to increases in component costs, which could also have a material adverse effect on the Company's business, results of operations and financial condition.


    The Company uses a rolling six month forecast based on anticipated product orders to determine its general materials and component requirements. Lead times for materials and components ordered by the Company vary and depend on factors such as the specific supplier, contract terms, and demand for a component at a given time. Currently, the Company acquires materials, completes certain standard subassemblies and assembles fully-configured systems based on the Company's forecast. If orders do not match forecasts, the Company may have excess or inadequate inventory of certain materials and components. In November 1996, with the introduction of the PortMaster 3 access concentrator, the Company experienced a decrease in demand for its older PortMaster 2 products. As a result, the Company recorded charges aggregating approximately $3.3 million through the first quarter of fiscal 1997 as a reserve for obsolete PortMaster 2 inventory. There can be no assurance that the Company will not experience a similar problem as it introduces future products and attempts to adjust its production planning as demand for older products declines. As of May 31, 1997 there were 36 employees in manufacturing.



REGULATORY MATTERS



    The Company's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. In the United States, the Company's products must comply with Part 15(a) (industrial equipment), Part 15(b) (residential equipment) and Part 68 (analog lines) of the Federal Communications Commission regulations. The Company's products also must be certified by domestic telecommunications carriers in both the United States and in foreign countries. In foreign countries, the Company's products are subject to a wide variety of government review and certification requirements. The Company is currently undertaking an effort to qualify for ISO 9002 series quality certification in order to fulfill the quality system requirements for the European markets.



    The Company made application for ISO 9002 certification November 11, 1996. ISO (the International Organization for Standardization) is a worldwide federation of national standards bodies who collaborate with the International Electromechanical Commission (IEC) on all matters of electrotechnical standardization. ISO 9002 is the quality system used when conformance to specified requirements is to be assured by a supplier during production, installation, and servicing of manufactured products.



    The ISO 9002 certification process includes a number of tasks including the development of quality control manuals, establishment of written operational procedures, establishment of processes for reviewing and updating procedures, and internal compliance audits of these processes and procedures. An external audit of the ISO 9002 process is conducted by an affiliate of ISO, the National Standards Authority of Ireland (NSAI). If the subject company is determined to be in compliance with the provision of ISO 9002, certification is awarded. Currently, Livingston has completed approximately 25% of the work required for certification and intends to complete the entire process by November 1998.


COMPETITION

    The remote access market is intensely competitive and the Company's principal competitors include Ascend, USR and Cisco. Competitive factors in the remote access ISP market include the breadth of product features, pricing, product quality, reliability and functionality, marketing and sales resources, customer service and support, and reputation. The Company believes that it competes favorably with respect to the foregoing factors. Competition in the large ISP and Telco segments of the remote access market is particularly intense and the Company's competitors have greater name recognition, resources, sales capabilities and market share than the Company. As a result, the Company has a competitive disadvantage in these markets. Increased competition could result in price reductions, the inability of the Company to increase market share, or a loss of market share by the Company, any of which could materially adversely affect the Company's business, results of operations and financial condition.

    Additionally, industry-wide consolidation, such as the recently announced mergers of USR with 3Com and Ascend with Cascade, could result in increased competition in the remote access ISP market because, among other things, such companies will be able to provide a complete solution for integrated remote access combined with other networking products not offered by the Company. Furthermore, the ISP industry could experience consolidation and the acquisition of one of the Company's larger customers by a corporation with relationships with one of the Company's competitors could result in a loss of revenue attributable to such customer. To the extent Telcos increase their share of the ISP market and the Company is unsuccessful in penetrating the Telco segment of the market, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company's current and future competitors will not develop or market technologies and products that offer higher performance and are more cost-effective than the Company's current or future products, thereby rendering the Company's technologies and products obsolete.

PROPRIETARY RIGHTS

    Although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights, the Company's future success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary technology. The Company currently has one patent application pending, but there can be no assurance that a patent will be issued as a result of such application, that the Company's patent will be upheld as valid, or that such patent will prevent the development of competitive products. The Company generally enters into confidentiality agreements with its employees, consultants, resellers, customers and potential customers, and strictly limits access to, and distribution of its source code, and further limits the disclosure and use of other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

    The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or develop non-infringing technology, or result in litigation, regardless of the merits of such claims. In addition, any such litigation could result in product delays or costs which would have a material adverse effect on the Company's business, results of operations and financial condition. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. The failure of the Company to adequately obtain such licenses, or to protect its own proprietary technology through contractual rights, trade secrets, patent and copyrights laws, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence on Proprietary Technology."

FACILITIES

    The Company's principal operations are conducted out of two leased buildings located in Pleasanton, and Dublin, California with a total of 64,472 square feet of office and manufacturing space. The Company also maintains eight branch offices in the United States. The Company's European operations are headquartered in Mougins, France with a branch office in the United Kingdom.

    In April 1997, the Company entered into an agreement to lease an additional 45,525 square feet of office space adjacent to its current headquarters building. The expansion facility will be available for occupancy in Spring 1998. The Company believes that its current and expansion facilities will be adequate to meet the anticipated level of operations through fiscal 1998.

EMPLOYEES


    On May 31, 1997, Livingston employed 200 individuals. Of these, 32 were involved in research and development, 109 in sales, marketing, and customer support, 36 in manufacturing, and 23 in administration. The Company believes that it maintains good relations with its employees and has not experienced any interruption of operations as a result of labor disagreements.


BACKLOG

    The Company's sales are generally fulfilled within a few weeks from the date of an order and customers have up to two weeks to cancel or delay orders. Accordingly, the Company does not believe that backlog is a meaningful indicator of future sales.

LEGAL PROCEEDINGS


    On June 5, 1997, a complaint was filed against the Company in California Superior Court by Capella Worldwide Networking, Inc., the Company's largest distributor in fiscal 1996. The Company terminated its relationship with Capella in November 1996. The complaint purports to allege contract and tort causes of action arising out of the Company's termination of Capella as a distributor. The complaint seeks injunctive and declaratory relief as well as unspecified damages for alleged lost profits, including compensatory, punitive and treble damages. The Company has not yet responded to the Complaint and discovery has not yet commenced. The Company denies the allegations in the complaint and intends to defend its position.

Nevertheless, litigation is subject to inherent uncertainties and thus there can be no assurance that this suit will be resolved favorably to the Company or that it will not have a material adverse effect on the Company.



    In April 1997, a complaint for unfair competition was filed against the Company as one of a group of companies separately developing 56K modem technology by a plaintiff on behalf of the general public. The complaint alleges that the Company knowingly made false and misleading statements regarding the capabilities of its 56K modem technology. The Company denies the allegations in the complaint and intends to vigorously defend its position. Nevertheless, litigation is subject to inherent uncertainties and thus there can be no assurance that this suit will be resolved favorably to the Company or that it will not have a material adverse effect on the Company.



    On December 17, 1996, the Company settled a lawsuit with USR arising from a dispute regarding an OEM Software License and Development Agreement between the parties. See "Risk Factors--Risks Associated with Legal Proceedings" and "--Allegation of Patent Infringement."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive management and directors of the Company:

NAME                                                     AGE                             POSITION
---------------------------------------------------  -----------  -------------------------------------------------------
Steven M. Willens..................................      37       President, Chief Executive Officer, Chief Technology
                                                                    Officer and Chairman
Ronald H. Willens..................................      65       Executive Vice President, Secretary and Director
Joseph E. Sasek....................................      38       Vice President of Sales and Marketing
Steven A. Hess.....................................      45       Chief Financial Officer
Jurgen Obermann....................................      34       Managing Director of Europe, the Middle East and Africa
Paul L. Harvey.....................................      45       Director of Customer Service
Jerrold Livingston.................................      67       Director
Albert A. Pimentel (1)(2)..........................      42       Director
Robert C. Hawk (1)(2)..............................      57       Director

---------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    MR. STEVEN WILLENS co-founded the Company in 1986 and joined the Company on a full-time basis in 1989, serving as Vice President of Engineering. In October 1994, he was appointed President and Chief Executive Officer. In October 1995, he was appointed Chairman of the Board of Directors. Mr. Willens also served as Secretary of the Company from 1986 to October 1994. From 1984 to 1989, Mr. Willens held several management positions in engineering and marketing at Sun Microsystems. From 1981 to 1984, he was a Product Manager at Hewlett Packard.

    DR. RONALD WILLENS co-founded the Company in 1986, has served as Executive Vice President of the Company since 1988 and has served as Secretary of the Company since October 1994. From 1962 to 1988, Dr. Willens served in various technical management capacities with AT&T Labs in Murray Hill, New Jersey.

    MR. SASEK joined the Company in July 1994 as Director of Sales, and was promoted to Vice President of Sales in August 1995 and to Vice President of Sales and Marketing in June 1996. From 1990 to 1992, Mr. Sasek held several field sales management positions, and from February 1992 to July 1994 was field sales director for Telebit Corporation, a dial-up networking company.

    MR. HESS joined the Company in February 1996 as Chief Financial Officer. From January 1995 to February 1996, he was Vice President of Finance and Chief Financial Officer at Asante Technologies, Inc., a manufacturer of local area networking equipment. From 1988 to October 1995, Mr. Hess held executive management positions, primarily as Chief Financial Officer for Telebit Corporation, a dial-up networking company.

    MR. OBERMANN joined the Company in September 1996, as Managing Director of the Company's Europe, the Middle East and Africa operations. From April 1993 to September 1996, Mr. Obermann was the Director of Marketing for Cisco responsible for Europe, the Middle East and Africa. Prior to that, from July 1991 to April 1993, he was product manager for LAN, WAN and Internet products at PanDacom GmbH, a German company which distributes telecommunications and internetworking equipment.

    MR. HARVEY joined the Company in February 1997 as Director of Customer Service. From May 1992 to February 1997, Mr. Harvey was Director of Worldwide Customer Support Center of Amdahl Corporation, a manufacturer of mainframe computers. From 1976 to April 1992, he held a variety of customer support positions with Amdahl Corporation.

    MR. LIVINGSTON co-founded the Company in 1986, and served as its President and Chief Executive Officer until September 1994 and as its Chairman until October 1995 at which time he retired. From 1983 to 1986, Mr. Livingston was Director, Environmental Medical Services with Litton Industries. From 1971 to 1983 he served as Director of Environmental Safety for ITEK, a defense contractor.

    MR. PIMENTEL has served as a member of the Company's Board of Directors since November 1995. Mr. Pimentel has been Senior Vice President of Finance and Chief Financial Officer with WebTV Networks, Inc., an Internet appliance and service company, since November 1996. From July 1992 to October 1996, Mr. Pimentel was Senior Vice President and Chief Financial Officer with LSI Logic Corporation, a semiconductor company. From 1990 to June 1992, Mr. Pimentel was Vice President of Finance and Chief Financial Officer for Momenta Corporation, a pen based PC company.

    MR. HAWK has served as a member of the Company's Board of Directors since February 1997. Mr. Hawk is currently retired. From May 1996 to April 1997, Mr. Hawk was President and Chief Executive Officer of US West Multimedia Group, a Denver, Colorado based RBOC. From 1988 to April 1996, Mr. Hawk served as President of the Carrier and Information Provider division of US West Communications. Mr. Hawk currently serves as a director of Premisys Communications, Inc., PairGain Technologies, Inc. and Xylan Corporation.

    Dr. Ronald Willens and Mr. Steven Willens are father and son respectively, and Jerrold Livingston is Steven Willens' father-in-law. Other than those relationships, there are no other family relationships between any of the directors or executive officers of the Company.

CLASSIFIED BOARD

    The Company's Bylaws currently authorize up to five directors. All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. The Company's Board of Directors approved an amendment and restatement of its Bylaws, subject to shareholder approval, that provides, among other things, that effective upon qualification of the Company as a "listed corporation," as defined in Section 301.5(d) of the California Code, the Board of Directors will consist of two classes with directors in each class serving staggered two-year terms. Class I consists of Steven M. Willens and Albert A. Pimentel. The initial term of office of the Class I directors expires at the annual meeting of shareholders in calendar 1997. Class II consists of Robert C. Hawk, Jerrold Livingston and Ronald H. Willens. The initial term of office of the Class II directors expires at the annual meeting of shareholders in calendar 1998. Upon the expiration of the term of each class of directors, members constituting such class of directors will be elected for a two-year term at the next succeeding annual meeting of shareholders. See "Description of Capital Stock."

BOARD COMMITTEES

    The Board of Directors has a Compensation Committee, currently comprised of Mr. Hawk and Mr. Pimentel, which makes recommendations to the Board of Directors concerning salaries and incentive compensation for all officers, directors and consultants of the Company, and an Audit Committee, currently comprised of Mr. Hawk and Mr. Pimentel, which reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. See "--Compensation Committee Interlocks and Insider Participation."

DIRECTOR COMPENSATION

    Directors receive no cash compensation for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

Upon joining the Board of Directors, Mr. Pimentel was granted an option to purchase 150,000 shares of the Company's Common Stock at a price of $.25 per share and Mr. Hawk was granted an option to purchase 35,000 shares of the Company's Common Stock at a price of $10.50 per share, pursuant to the Company's 1994 Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors are Mr. Pimentel and Mr. Hawk. No member of the Compensation Committee or executive manager of the Company has a relationship that would constitute an interlocking relationship with executive managers or directors of another entity.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    The Company's Restated Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between the Company and a director or (vii) under Section 316 of the California Code concerning directors' liability for improper dividends, loans and guarantees. The provision does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Restated Articles of Incorporation also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

    The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

EXECUTIVE COMPENSATION

    The following table shows the compensation received in the fiscal year ended August 31, 1996 by the Company's Chief Executive Officer and the Company's other executive managers who earned in excess of $100,000 during such fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       -------------
                                                                ANNUAL COMPENSATION     SECURITIES
                                                              -----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                                     SALARY     BONUS (1)    OPTIONS (#)   COMPENSATION
------------------------------------------------------------  ----------  -----------  -------------  -------------
Steven M. Willens...........................................  $  170,885   $  25,000        --             --
  Chairman, President and
  Chief Executive Officer

Ronald H. Willens...........................................     160,420      25,000        --             --
  Executive Vice President and Secretary

Joseph E. Sasek.............................................     110,042      40,000        225,000   $   57,801   (2)
  Vice President of Sales and Marketing

Steven A. Hess (3)..........................................      77,765      --            225,000        --
  Chief Financial Officer

Jurgen Obermann (4).........................................      --          --            --             --
  Managing Director of Europe, the Middle East and Africa

Paul L. Harvey (5)..........................................      --          --            --            --
  Director of Customer Service


---------

(1) Earned for services during the year.

(2) Amount represents $54,077 in sales commissions earned during fiscal 1996.


(3) Steven A. Hess joined the Company in February 1996 at an annual salary of $140,000.


(4) Jurgen Obermann joined the Company in September 1996 at an annual salary of $150,000 and was granted an option to purchase 45,000 shares of Common Stock.


(5) Paul L. Harvey joined the Company in February 1997 at an annual salary of $125,000 and was granted an option to purchase 30,000 shares of Common Stock.

                         OPTIONS GRANTS IN FISCAL 1996

    The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended August 31, 1996.


                                                                                                POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS(1)                                             VALUE
                                  ----------------------------                                AT ASSUMED ANNUAL RATES
                                   NUMBER OF     % OF TOTAL                                        OF STOCK PRICE
                                  SECURITIES       OPTIONS                                          APPRECIATION
                                  UNDERLYING     GRANTED TO      EXERCISE                       FOR OPTION TERM (2)
                                    OPTIONS     EMPLOYEES IN       PRICE                      ------------------------
NAME                                GRANTED      FISCAL YEAR     PER SHARE   EXPIRATION DATE      5%           10%
--------------------------------  -----------  ---------------  -----------  ---------------  -----------  -----------
Steven M. Willens...............      --             --             --             --             --           --
Ronald H. Willens...............      --             --             --             --             --           --
Joseph E. Sasek.................     225,000           13.5%     $     .25        09/08/05     $  35,375    $  89,646
Steven A. Hess..................     225,000           13.5           1.67        02/29/06       236,307      598,849
Jurgen Obermann.................      --             --             --             --             --           --
Paul L. Harvey..................      --             --             --             --             --           --


---------
(1) Consists of stock options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Sasek's option became exercisable immediately, subject to a right of repurchase which lapses according to a vesting schedule of 25% at the end of one year following the vesting commencement date as determined by the Board of Directors and 1/36 of the remaining amount per month thereafter, and Mr. Hess' option became exerciseable immediately, subject to a right of repurchase which lapses according to a vesting schedule of 20% at the end of one year following the vesting commencement date as determined by the Board of Directors and 1/48 of the remaining amount per month thereafter, as long as each optionee remains an employee with, consultant to or director of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the date of grant as determined by the Board of Directors.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                     AND FISCAL 1996 YEAR-END OPTION VALUES

    The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase Common Stock of the Company in the fiscal year ended August 31, 1996.

                                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                             OPTIONS AT 8/31/96            AT 8/31/96 (1)
                                 SHARES ACQUIRED                         --------------------------  ---------------------------
NAME                             ON EXERCISE (#)   VALUE REALIZED ($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  ---------------  ---------------------  -----------  -------------  ------------  -------------
Steven M. Willens..............        --                  --                --            --             --            --
Ronald H. Willens..............        --                  --                --            --             --            --
Joseph E. Sasek................        --                  --               375,000        --        $  3,875,253       --
Steven A. Hess.................        --                  --               225,000        --           1,986,750       --
Jurgen Obermann................        --                  --                --            --             --            --
Paul L. Harvey.................        --                  --                --            --             --            --

---------
(1) Based on the fair market value of the Company's Common Stock at August 31, 1996 ($10.50 per share as determined by the Board of Directors) less the exercise price payable for such shares.

STOCK PLANS


    1994 STOCK OPTION PLAN. The Company's 1994 Stock Option Plan was adopted by the Board of Directors on August 19, 1994. An aggregate of 3,000,000 of the Company's Common Stock is reserved for issuance under the 1994 Stock Option Plan. The 1994 Stock Option Plan provides for grants to employees (including executive management and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants to employees and consultants of nonstatutory stock options. As of May 31, 1997, options to purchase a total of 2,601,247 shares at a weighted average exercise price of $3.99 per share were outstanding, and 176,018 shares remained available for future option grants. The 1994 Stock Option Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"). The Administrator determines the terms of options granted under the 1994 Stock Option Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. Currently, each option that has been granted under the 1994 Plan is immediately exerciseable, subject to a right of repurchase which lapses according to a vesting schedule determined by the Administrator. The exercise price of all incentive stock options granted under the 1994 Stock Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or pursuant to a loan or installment arrangement approved by the Board. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the term of incentive stock options are limited to five years or less. The term of all options may not exceed ten years. If not terminated earlier by the Administrator, the 1994 Stock Option Plan will terminate in 2004. The Administrator has the authority to amend or terminate the 1994 Stock Option Plan as long as such action does not adversely affect any outstanding option. In the event of a proposed sale of all or substantially all of the Company's assets, or a merger of the Company with or into another corporation, each option may be assumed or an equivalent option substituted by the successor corporation (if any). Upon completion of this offering, no further option grants will be made under the 1994 Stock Option Plan.


    1997 STOCK PLAN. The Company's 1997 Stock Plan was adopted by the Board of Directors in May 1997 and will be submitted to shareholders for approval in May 1997. The 1997 Stock Plan provides for the grant of incentive stock options to employees (including officers and directors) and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. A total of 1,500,000 shares of Common Stock has been reserved for issuance under the 1997 Stock Plan plus any shares which have been reserved but unissued under the 1994 Stock Option Plan. In addition, an annual increase in the number of shares reserved will be added on each anniversary date of the adoption of the 1997 Stock Plan equal to the lesser of (i) 600,000 shares, (ii) 4% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. Prior to this offering, there were no options or SPRs outstanding under the 1997 Stock Plan.

    The 1997 Stock Plan may be administered by the Board of Directors or a committee designated by the Board (the "Administrator"). Options and SPRs granted under the 1997 Stock Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Stock Plan must be exercised within three months of the end of the optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's death or disability, but in no event later than the expiration of the option term. The exercise price of all incentive and nonstatutory stock options granted under the 1997 Stock Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options and nonstatutory stock options for all other employees shall be no less than 100% of the fair market value per share on the date of grant. The maximum term of an option granted under the 1997 Stock Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% stockholder). In the case of SPRs, unless the Administrator determines otherwise, the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). Such repurchase option lapses at a rate determined by the Administrator. The purchase price for shares repurchased by the Company shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. In the event of a merger or sale of substantially all of the assets of the Company, the acquiring or successor corporation must either assume the outstanding options and SPRs under the 1997 Stock Plan or substitute equivalent options or SPRs to purchase shares of the acquiring or successor corporation (or a parent or subsidiary of the acquiring or successor corporation). If an employee is involuntarily terminated by the acquiring or successor corporation within twelve months of the merger or asset sale (other than for cause), or if such acquiring or successor corporation refuses to substitute or assume outstanding options or SPRs, the employee's options and SPRs fully vest and become immediately exercisable.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors in May 1997 and will be submitted to the shareholders for approval in May 1997. The Company has reserved a total of 500,000 shares of Common Stock for issuance under the Stock Purchase Plan, plus an annual increase to be added on each anniversary date of the adoption of the Stock Purchase Plan equal to the lesser of (i) 150,000 shares, (ii) 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. The Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), permits eligible employees of the Company to purchase shares of Common Stock through payroll deductions of up to ten percent (10%) of their compensation, up to a maximum of $25,000 worth of Common Stock (valued at the date of grant) in each calendar year. The Stock Purchase Plan will be implemented by consecutive overlapping 24-month offering periods (each an "Offering Period"). The initial Offering Period will begin on the effective date of this offering and will end on the last trading day in the period ending March 31, 1999. All employees who work at least twenty hours per week and more than five months per calendar year are eligible to participate in the Stock Purchase Plan.

    The price of Common Stock purchased under the Stock Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the first day of each Offering Period or the date of purchase. Employees may withdraw from the Stock Purchase Plan at any time during an Offering Period, and the balance of the payroll deductions will be returned to the employee. Participation in the Stock Purchase Plan ends automatically upon termination of employment with the Company. Rights granted under the Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution or as otherwise provided under the Stock Purchase Plan.

    The Stock Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. The Board may amend or modify the Stock Purchase Plan at any time. The Stock Purchase Plan will terminate ten years after the effective date of its adoption, unless sooner terminated by the Board.

SECTION 401(k) PLAN

    In September 1995, the Board approved the Livingston Retirement Savings Plan (the "401(k) Plan"), covering the Company's full-time employees located in the United States. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in calendar years 1996 and 1997) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the

401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. The Company has not made any contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, such that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and such that contributions by the Company, if any, will be deductible by the Company.

                              CERTAIN TRANSACTIONS

    The Company and Jerrold Livingston entered into a Deferred Compensation Plan dated May 2, 1996, as amended (the "Compensation Plan"). Under the terms of the Compensation Plan, Mr. Livingston is entitled to receive an aggregate annual amount of $110,000 in recognition of past services rendered to the Company. The Compensation Plan will terminate upon the earlier of (i) January 1, 2005, (ii) the termination of the lock-up period in connection with the closing of an initial public offering of the Company's Common Stock or (iii) the closing of a merger or sale of the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of April 30, 1997 and as adjusted to reflect the sale of Common Stock offered hereby, for (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) all directors and executive officers as a group and (v) by the Selling Shareholders.

                                                                                                       PERCENT
                                                                                   SHARES TO         BENEFICIALLY
                                                                    NUMBER OF         BE             OWNED(2)(3)
                                                                     SHARES         SOLD IN    ------------------------
                                                                  BENEFICIALLY       THIS        BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED(1)       OFFERING     OFFERING     OFFERING
---------------------------------------------------------------  ---------------  -----------  -----------  -----------
Ronald H. Willens..............................................     4,050,000         --            32.7%
Steven M. Willens..............................................     4,050,000         --            32.7
Jerrold Livingston.............................................     4,050,000(4)                    32.7
Joseph E. Sasek................................................       375,000(5)      --             2.9
Steven A. Hess.................................................       225,000(6)      --             1.8
Jurgen Obermann................................................        45,000(7)      --            *
Albert A. Pimentel.............................................       150,000(8)      --             1.2
Robert C. Hawk.................................................        35,000         --            *
All directors and executive officers as a group (9 persons)....    13,010,000(9)                    98.6

---------

 *  Less than one percent.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options under the 1994 Stock Option Plan are immediately exercisable in full but subject to a right of repurchase by the Company which lapses according to a vesting schedule. All shares of Common Stock subject to options exerciseable are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.


(2) Based on 12,405,735 shares outstanding as of May 31, 1997.


(3) This column assumes no exercise of the Underwriter's over-allotment option. If, however, the Underwriters' over-allotment option is exercised in full,
    certain shareholders will sell an aggregate of       additional shares of
    Common Stock. Specifically, in such event, in addition to those share amounts set forth in the table above, (i) Ronald Willens will sell an
    aggregate of       shares and will beneficially own       shares, which is
      % of the Company's outstanding Common Stock, after completion of this
    Offering, and (ii) Steven Willens will sell an aggregate of       shares and
    will beneficially own       shares, which is    % of the Company's
    outstanding Common Stock, after completion of the Offering.

(4) Includes 72,460 shares held by the Randall Scott Livingston Trust, 17,390 shares held by the Joshua Matthew Livingston Trust, 17,390 shares held by the Travis Michael Livingston Trust, 17,390 shares held by the Rebecca Roseann Livingston Trust, 14,490 shares held by the Rhonda Denise Willens Trust, 14,490 shares held by the Melissa Leanne Willens Trust and 14,490 shares held by the Mark Daniel Willens Trust.

(5) Includes 375,000 shares issuable under stock options held by Mr. Sasek exerciseable within 60 days of April 30, 1997.

(6) Includes 225,000 shares issuable under stock options held by Mr. Hess exerciseable within 60 days of April 30, 1997.

(7) Includes 45,000 shares issuable under stock options held by Mr. Obermann exerciseable within 60 days of April 30, 1997.

(8) Includes 150,000 shares issuable under stock options held by Mr. Pimentel exerciseable within 60 days of April 30, 1997.

(9) Includes 825,000 shares issuable under stock options held by such directors and executive officers exerciseable within 60 days of April 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. The following summaries of certain provisions of the Common Stock do not purport to be complete, are subject to, and qualified in their entirety by, the provisions of the Company's Amended and Restated Articles of Incorporation (the "Restated Articles"), which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by applicable law.


COMMON STOCK


    As of May 31, 1997, there were 12,405,735 shares of Common Stock outstanding, which were held of record by 52 shareholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon the closing of this offering will be fully paid and non-assessable.


PREFERRED STOCK

    The Board of Directors has approved an amendment to the Restated Articles which authorizes the issuance of up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Subject to approval of such amendment by the shareholders, and effective upon the filing of the Restated Articles, the Board of Directors, without further shareholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay, or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and the other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding and the Company has no plans to issue any of the Preferred Stock.

CALIFORNIA LAW AND CERTAIN PROVISIONS

    Certain provisions of California law and the Company's Restated Articles of Incorporation and Bylaws, could make more difficult the removal of incumbent officers and directors and the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. Upon qualification of the Company as a "listed corporation," as defined in Section 301.5(d) of the California Code, cumulative voting will be eliminated and the Board of Directors will be divided into two classes of directors, serving staggered two-year terms. At each annual meeting, one class of directors will be elected for a two-year term. See "Management." These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.P. of San Francisco, California. Its telephone number is (415) 954-9512.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


    Upon completion of this offering the Company will have outstanding an
aggregate of         shares of Common Stock (based upon shares outstanding at
May 31, 1997), assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 12,405,735 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus, (ii) no shares will be eligible for sale beginning 90 days after the date of this Prospectus, and (iii) 12,405,735 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus.


    All officers, directors and certain stockholders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.

    In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately         shares immediately after
this offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan, 1997 Stock Plan and Stock Purchase Plan. See "Management--Stock Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of May 31, 1997, options to purchase 2,601,247 shares of Common Stock were issued and outstanding under the 1994 Stock Option Plan, and no options to purchase shares had been granted under the Company's 1997 Stock Plan and Stock Purchase Plan.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, (the "Underwriting Agreement") Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC, and Robertson, Stephens & Company LLC are acting as Representatives, have severally agreed to purchase, and the Company and the Selling Shareholder have severally agreed to sell them, the respective number of shares of Common Stock, set forth opposite the name of such Underwriters below:

                                                                                     NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  -----------
Morgan Stanley & Co. Incorporated.................................................
Hambrecht & Quist LLC.............................................................
Robertson, Stephens & Company LLC.................................................

                                                                                    -----------
    Total.........................................................................
                                                                                    -----------
                                                                                    -----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the shares of Common Stock offered hereby directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price which
represents a concession not in excess of $    per share under the initial public
offering price. The Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $    per share to other Underwriters or to certain
other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by Morgan Stanley & Co. Incorporated.

    Pursuant to the Underwriting Agreement, the Company and certain of the Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock, at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    The Company, the Selling Shareholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, during the period ending 180 days after the date of this Prospectus, other than (x) the Shares and (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing.

    The Underwriters have reserved up to     shares of Common Stock for sale at
the initial public offering price to certain persons associated with the Company, as such persons have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

PRICING OF THE OFFERING

    Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock was determined by negotiations among the Company, representatives of the Selling Shareholders and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS


    The consolidated financial statements of the Company as of August 31, 1995 and 1996 and May 31, 1997, and for each of the years in the three-year period ended August 31, 1996 and the nine months ended May 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company intends to furnish to its shareholders annual reports containing audited financial statements examined by independent auditors and quarterly reports containing interim unaudited financial information for the first three quarters of each fiscal year.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        F-2
Consolidated Balance Sheets................................................................................        F-3
Consolidated Statements of Operations......................................................................        F-4
Consolidated Statements of Shareholders' Equity............................................................        F-5
Consolidated Statements of Cash Flows......................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Livingston Enterprises, Inc.


    We have audited the accompanying consolidated balance sheets of Livingston Enterprises, Inc. and subsidiaries as of August 31, 1995 and 1996 and May 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1996 and the nine months ended May 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Livingston Enterprises, Inc. and subsidiaries at August 31, 1995 and 1996 and May 31, 1997, and the results of operations and its cash flows for each of the years in the three-year period ended August 31, 1996 and the nine months ended May 31, 1997 in conformity with generally accepted accounting principles.


                                          KPMG PEAT MARWICK LLP


Palo Alto, California
June 18, 1997

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                         AUGUST 31,
                                                                                    --------------------   MAY 31,
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
                                                      ASSETS

Current assets:
  Cash and cash equivalents.......................................................  $   1,486  $   3,749  $  16,005
  Accounts receivable, net of allowance of $150, $648, and $1,008, respectively...      3,674      6,796     10,754
  Inventories.....................................................................      3,557      7,650      4,220
  Deferred income taxes...........................................................        139      1,893      5,900
  Prepaid expenses and other current assets.......................................         55        153        448
                                                                                    ---------  ---------  ---------
    Total current assets..........................................................      8,911     20,241     37,327
Property and equipment, net.......................................................        330        940      2,298
Other assets......................................................................         62        140        292
                                                                                    ---------  ---------  ---------
Total assets......................................................................  $   9,303  $  21,321  $  39,917
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................................................  $   1,695  $   2,787  $   2,062
  Accrued liabilities.............................................................      1,087      1,575      8,318
  Deferred revenue................................................................         --      1,636      3,293
  Current portion of notes payable to shareholders................................        238         --         --
                                                                                    ---------  ---------  ---------
    Total current liabilities.....................................................      3,020      5,998     13,673
                                                                                    ---------  ---------  ---------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, no par value; 1,500,000 shares authorized in 1995; none issued
    and outstanding in 1995.......................................................         --         --         --
  Common stock, no par value; 30,000,000 shares authorized in 1995, 1996, and
    1997; 12,150,000, 12,235,200, and 12,405,735 issued and outstanding in 1995,
    1996, and 1997, respectively..................................................         21        216      2,165
  Deferred stock compensation.....................................................         --         --     (1,409)
  Retained earnings...............................................................      6,262     15,107     25,488
                                                                                    ---------  ---------  ---------
    Total shareholders' equity....................................................      6,283     15,323     26,244
                                                                                    ---------  ---------  ---------
    Total liabilities and shareholders' equity....................................  $   9,303  $  21,321  $  39,917
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           YEAR ENDED AUGUST 31,           NINE MONTHS ENDED
                                                      -------------------------------  --------------------------
                                                        1994       1995       1996                   MAY 31, 1997
                                                      ---------  ---------  ---------  MAY 31, 1996  ------------
                                                                                       ------------
                                                                                       (UNAUDITED)
Product revenues....................................  $   6,180  $  20,138  $  43,229   $   32,865    $   47,488
Royalty revenues....................................         --        323      2,878        1,944         6,997
                                                      ---------  ---------  ---------  ------------  ------------
Net revenues........................................      6,180     20,461     46,107       34,809        54,485
Cost of revenues....................................      2,853      8,054     18,567       14,121        21,595
                                                      ---------  ---------  ---------  ------------  ------------
  Gross profit......................................      3,327     12,407     27,540       20,688        32,890
Operating expenses:
  Research and development..........................        462        890      2,512        1,153         3,074
  Selling and marketing.............................        673      2,831      8,670        6,094        11,934
  General and administrative........................        449        667      1,771          992         2,305
                                                      ---------  ---------  ---------  ------------  ------------
    Total operating expenses........................      1,584      4,388     12,953        8,239        17,313
                                                      ---------  ---------  ---------  ------------  ------------
Operating income....................................      1,743      8,019     14,587       12,449        15,577
Interest income (expense), net......................        (21)       (20)        85           43           276
                                                      ---------  ---------  ---------  ------------  ------------
Income before income taxes..........................      1,722      7,999     14,672       12,492        15,853
Provision for income taxes..........................        695      3,095      5,827        4,949         5,472
                                                      ---------  ---------  ---------  ------------  ------------
    Net income......................................  $   1,027  $   4,904  $   8,845   $    7,543    $   10,381
                                                      ---------  ---------  ---------  ------------  ------------
                                                      ---------  ---------  ---------  ------------  ------------
Net income per share................................  $     .08  $     .38  $     .63   $      .54    $      .72
                                                      ---------  ---------  ---------  ------------  ------------
                                                      ---------  ---------  ---------  ------------  ------------
Shares used in per share computations...............     12,423     12,842     14,102       13,942        14,374


  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                        COMMON STOCK          DEFERRED                    TOTAL
                                                   -----------------------      STOCK      RETAINED   SHAREHOLDERS'
                                                      SHARES      AMOUNT    COMPENSATION   EARNINGS      EQUITY
                                                   ------------  ---------  -------------  ---------  -------------
Balances at August 31, 1993......................    12,150,000  $      21    $      --    $     331   $       352

  Net income.....................................            --         --           --        1,027         1,027
                                                   ------------  ---------  -------------  ---------  -------------
Balances at August 31, 1994......................    12,150,000         21           --        1,358         1,379

  Net income.....................................            --         --           --        4,904         4,904
                                                   ------------  ---------  -------------  ---------  -------------
Balances at August 31, 1995......................    12,150,000         21           --        6,262         6,283

  Issuance of common stock.......................        15,000          4           --           --             4
  Issuance of common stock for acquired in
    process research and development.............        18,000        189           --           --           189
  Exercise of common stock options...............        52,200          2           --           --             2
  Net income.....................................            --         --           --        8,845         8,845
                                                   ------------  ---------  -------------  ---------  -------------
Balances at August 31, 1996......................    12,235,200        216           --       15,107        15,323

  Exercise of common stock options...............       170,535        482           --           --           482
  Deferred compensation related to grants of
    stock options................................            --      1,467       (1,467)          --            --
  Amortization of deferred stock compensation....            --         --           58           --            58
  Net income.....................................            --         --           --       10,381        10,381
                                                   ------------  ---------  -------------  ---------  -------------
Balances at May 31, 1997.........................    12,405,735  $   2,165    $  (1,409)   $  25,488   $    26,244
                                                   ------------  ---------  -------------  ---------  -------------
                                                   ------------  ---------  -------------  ---------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                       YEAR ENDED AUGUST 31,            NINE MONTHS ENDED
                                                                  -------------------------------  ---------------------------
                                                                    1994       1995       1996                    MAY 31, 1997
                                                                  ---------  ---------  ---------  MAY 31, 1996   ------------
                                                                                                   -------------
                                                                                                    (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income......................................................  $   1,027  $   4,904  $   8,845    $   7,543     $   10,381
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.................................         25         60        193          122            331
  In-process research and development charged to expense as
    acquired....................................................         --         --        189           --             --
  Interest on notes payable to shareholders.....................         12         22         --           --             --
  Deferred income taxes.........................................        (60)       (91)    (1,754)        (546)        (4,007)
  Amortization of deferred stock compensation...................         --         --         --           --             58
  Changes in operating assets and liabilities:
    Accounts receivable.........................................       (729)    (2,446)    (3,122)      (1,081)        (3,958)
    Inventories.................................................       (391)    (2,951)    (4,093)      (2,954)         3,430
    Prepaids and other current assets...........................        (62)        20        (98)         (40)          (295)
    Accounts payable............................................         11      1,523      1,092         (511)          (725)
    Accrued liabilities.........................................        811        186        488          313          6,743
    Deferred revenue............................................         --         --      1,636        1,373          1,657
                                                                  ---------  ---------  ---------       ------    ------------
Net cash provided by operating activities.......................        644      1,227      3,376        4,219         13,615
                                                                  ---------  ---------  ---------       ------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................        (63)      (288)      (803)        (387)        (1,689)
  Other assets..................................................         --        (60)       (78)         (68)          (152)
                                                                  ---------  ---------  ---------       ------    ------------
Net cash used in investing activities:..........................        (63)      (348)      (881)        (455)        (1,841)
                                                                  ---------  ---------  ---------       ------    ------------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Proceeds from common stock issued.............................         --         --          6           --            482
  Repayment of notes payable to shareholders....................         --        (20)      (238)        (238)            --
                                                                  ---------  ---------  ---------       ------    ------------
Net cash flows provided by (used in) financing activities.......         --        (20)      (232)        (238)           482
                                                                  ---------  ---------  ---------       ------    ------------
Net increase in cash and cash equivalents.......................        581        859      2,263        3,526         12,256

Cash and cash equivalents at beginning of period................         46        627      1,486        1,486          3,749
                                                                  ---------  ---------  ---------       ------    ------------
Cash and cash equivalents at end of period......................  $     627  $   1,486  $   3,749    $   5,012     $   16,005
                                                                  ---------  ---------  ---------       ------    ------------
                                                                  ---------  ---------  ---------       ------    ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Common stock issued in exchange for acquired in-process
    research and development charged to expense.................  $      --  $      --  $     189    $      --     $       --
  Cash paid for income taxes....................................         22      2,862      8,063        5,530          4,229
  Cash paid for interest........................................         21         20         35           35             --


  The accompanying notes are an integral part of these consolidated financial statements.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Livingston Enterprises, Inc. (the Company), a California corporation, is a provider of integrated remote access networking solutions for Internet Service Providers.

BASIS OF CONSOLIDATION


    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries for which intercompany accounts and transactions have been eliminated.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS


    The Company considers all highly liquid investments with remaining maturities of three months or less at time of acquisition to be cash equivalents. Approximately $15.5 million of short-term investments were considered cash equivalents at May 31, 1997.



    The Company accounts for cash equivalents and short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. All cash and cash equivalents are classified as available-for-sale under the provisions of SFAS No. 115. The securities are carried at cost, which approximates fair value, and any unrealized gains or losses, net of taxes, would be reported as a separate component of shareholders' equity.


REVENUE RECOGNITION

    The Company recognizes revenues from sales of remote access products upon shipment. The Company grants its value-added resellers limited rights to exchange products and price protection on unsold merchandise. The Company establishes an estimated allowance for future product returns based on historical returns experience and provides for appropriate price protection reserves at the time the related revenue is recorded. To date, returns for exchange and amounts granted from price protection have not been significant.

    The Company accounts for revenue related to the software portion of their product in accordance with Statement of Position 91-1, SOFTWARE REVENUE RECOGNITION. Postcontract customer support ("PCS") revenues generally are recognized ratably over the term of the support period (generally one year). PCS revenues to date have not been significant and are included in product revenues. The unamortized portion of PCS is reported as deferred revenue.

    The Company records royalty revenue at the time the amount is determinable and collection is certain.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are valued using standard costs, which approximate the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the assets or related lease term, whichever is shorter.

    The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on September 1, 1996. SFAS No. 121 requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

RESEARCH AND DEVELOPMENT COSTS


    Research and development expenditures are generally charged to operations as incurred. SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, governs accounting for software development costs. This statement provides for the capitalization of certain software development costs once technological feasibility is established. The cost capitalized is then amortized on a straight-line basis over the estimated product life, or using the ratio of current revenue to total projected product revenues, whichever is greater. To date, software development costs incurred subsequent to the establishment of technological feasibility have not been material. In June 1996, the Company acquired in process research and development for 18,000 shares of common stock. The Company also expended $443,000 cash for in process modem technology. Both of these amounts are included in research and development expense in fiscal 1996.


CONCENTRATION OF CREDIT RISK


    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents consist of deposits with a major U.S. commercial bank. The Company sells its products primarily to Internet Service Providers through resellers. To reduce its credit risk, the Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to cover any credit losses.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to the short maturity of the instruments.

PRODUCT RELATED COSTS

    Product related costs consist of warranty costs, modem technology license fees, and costs related to the Company's 56K Modem Swap Program. This program allows customers to upgrade to 56K modem technology as it becomes available at no charge to them. The Company provides for all of the above costs at the time revenue is recognized.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 prescribes an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactment of changes in tax laws or rates.

INTERIM ACCOUNTING


    The financial statements for the nine months ended May 31, 1996 include all adjustments (consisting only of normal adjustments) that management considers necessary for a fair presentation of its financial position at such date and its operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.



    Income taxes for the nine months ended May 31, 1996 have been provided based on an estimate of the Company's effective tax rate for fiscal 1996.


PER SHARE INFORMATION

    Net income per share is computed using the weighted average number of common shares and common share equivalents outstanding during the periods presented. Common share equivalents result from the dilutive effect of outstanding options to purchase common stock. Pursuant to the requirements of the Securities and Exchange Commission (SEC), common shares issued by the Company during the twelve months immediately preceding the initial public offering, plus the number of equivalent shares resulting from options granted during this period, have been included in the calculation of the shares used in computing net income per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price).

    The Financial Accounting Standards Board recently issued SFAS No. 128, EARNINGS PER SHARE, which requires the presentation of basic earnings per share
(EPS) and, for companies with potentially dilutive securities, such as convertible debt, options, and warrants, diluted EPS. SFAS No. 128 is effective for annual and interim periods ending after December 31, 1997. The Company expects that basic EPS will be higher than primary EPS as presented in the accompanying consolidated financial statements and that

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) diluted EPS will not differ materially from fully diluted EPS as presented in the accompanying consolidated financial statements.


STOCK-BASED COMPENSATION



    The Company accounts for its stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the fair value of the underlying stock exceeded the exercise price. On September 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires entities to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal year 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied.


RECLASSIFICATIONS


    Certain amounts in the accompanying 1994 and 1995 consolidated financial statements have been reclassified to conform with the 1996 consolidated financial statement presentation.


2. BALANCE SHEET COMPONENTS

    Inventories consisted of the following (in thousands):


                                                                AS OF AUGUST 31,
                                                              --------------------      AS OF
                                                                1995       1996     MAY 31, 1997
                                                              ---------  ---------  -------------
Raw materials...............................................  $   2,022  $   5,215    $   2,121
Work in process.............................................        732        439          811
Finished goods..............................................        803      1,996        1,288
                                                              ---------  ---------       ------
                                                              $   3,557  $   7,650    $   4,220
                                                              ---------  ---------       ------
                                                              ---------  ---------       ------


    Property and equipment consisted of the following (in thousands):


                                                                  AS OF AUGUST 31,
                                                                --------------------      AS OF
                                                                  1995       1996     MAY 31, 1997
                                                                ---------  ---------  -------------
Equipment.....................................................  $     397  $   1,026    $   1,854
Furniture and fixtures........................................         72         91          678
Leasehold improvements........................................         22        177          452
                                                                ---------  ---------       ------
                                                                      491      1,294        2,984
Less accumulated depreciation and amortization................        161        354          686
                                                                ---------  ---------       ------
                                                                $     330  $     940    $   2,298
                                                                ---------  ---------       ------
                                                                ---------  ---------       ------

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


2. BALANCE SHEET COMPONENTS (CONTINUED)

    Accrued liabilities consisted of the following (in thousands):


                                                                AS OF AUGUST 31,
                                                              --------------------      AS OF
                                                                1995       1996     MAY 31, 1997
                                                              ---------  ---------  -------------
Compensation and related benefits...........................  $     377  $     825    $   1,657
Warranty costs..............................................         --         85          400
Modem swap program..........................................         --         --        1,991
Modem license fees..........................................         --         --          600
Income taxes................................................        549          2        1,956
Other.......................................................        161        663        1,714
                                                              ---------  ---------       ------
                                                              $   1,087  $   1,575    $   8,318
                                                              ---------  ---------       ------
                                                              ---------  ---------       ------


3. RELATED PARTY TRANSACTIONS


    The Directors of the Company periodically made cash advances to the Company to fund operations. Outstanding amounts due to the Directors aggregated $238,000 as of August 31, 1995, which included interest of $34,000 at the rate of 9% per annum. In October 1995, all outstanding principal balances and accrued interest were repaid to the Directors.


4. INCOME TAXES

    The components of income tax expense are as follows (in thousands):


                                                                                       NINE MONTHS
                                                          YEAR ENDED AUGUST 31,       ENDED MAY 31,
                                                     -------------------------------  -------------
                                                       1994       1995       1996         1997
                                                     ---------  ---------  ---------  -------------
Current:
  Federal..........................................  $     593  $   2,444  $   5,873        7,494
  State............................................        162        742      1,708        1,985
                                                     ---------  ---------  ---------       ------
                                                           755      3,186      7,581        9,479
                                                     ---------  ---------  ---------       ------

Deferred:
  Federal..........................................        (62)       (68)    (1,488)      (3,015)
  State............................................          2        (23)      (266)        (992)
                                                     ---------  ---------  ---------       ------
                                                           (60)       (91)    (1,754)      (4,007)
                                                     ---------  ---------  ---------       ------
                                                     $     695  $   3,095  $   5,827        5,472
                                                     ---------  ---------  ---------       ------
                                                     ---------  ---------  ---------       ------

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


4. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):


                                                                  AS OF AUGUST 31,
                                                                --------------------      AS OF
                                                                  1995       1996     MAY 31, 1997
                                                                ---------  ---------  -------------
Deferred tax assets:
  Accruals and reserves.......................................  $      92  $   1,350    $   4,933
  Deferred revenue............................................         --        650        1,444
  Costs capitalized in inventory..............................         39         27           27
  Other.......................................................          8       (134)        (504)
                                                                ---------  ---------       ------
                                                                $     139  $   1,893        5,900
Less valuation allowance......................................         --         --           --
                                                                ---------  ---------       ------
Net deferred asset............................................  $     139  $   1,893    $   5,900
                                                                ---------  ---------       ------
                                                                ---------  ---------       ------


    The differences between the "expected" income tax expense computed at the federal statutory rate of 35% and the Company's actual income tax expense are as follows (in thousands):


                                                             AS OF AUGUST 31,
                                                      -------------------------------      AS OF
                                                        1994       1995       1996     MAY 31, 1997
                                                      ---------  ---------  ---------  -------------
Income tax at statutory rate........................  $     603  $   2,800  $   5,135    $   5,548
State tax, net of federal benefit...................        108        474        951          646
Research and development tax credits................         --        (30)        --         (115)
Foreign Sales Corporation benefit...................         --         --        (92)        (661)
Other...............................................        (16)      (149)      (167)          54
                                                      ---------  ---------  ---------       ------
                                                      $     695  $   3,095  $   5,827        5,472
                                                      ---------  ---------  ---------       ------
                                                      ---------  ---------  ---------       ------


    Management believes that it is more likely than not, based on historical operating results, that the Company will generate sufficient future taxable income to realize the net deferred tax assets.

5. SHAREHOLDERS' EQUITY


    In March 1996, the Company restated its Articles of Incorporation cancelling its authorized Preferred Stock and the shareholders approved a three for one stock split. Common Share and per share data in these consolidated financial statements have been retroactively adjusted to reflect the stock split.



    In May 1997, the Board of Directors approved that the Company restate its Articles of Incorporation to increase authorized common stock to 100,000,000 shares, and, upon completion of the Company's initial public offering, to authorize 5,000,000 shares of preferred stock.



    At May 31, 1997, the Company has three stock-based compensation plans, which are described below. The Company applied APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its plans, except for certain grants of common stock options to employees during fiscal 1997 where the fair value of the underlying common stock exceeded the exercise price at the time of grant. Had compensation expense for the Company's

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


5. SHAREHOLDERS' EQUITY (CONTINUED)

stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                                     YEAR ENDED    NINE MONTHS
                                                     AUGUST 31,   ENDED MAY 31,
                                                        1996           1997
                                                     -----------  --------------
Net income                    As reported             $   8,845     $   10,381
                              Proforma                $   8,765     $    9,734

Earnings                      As reported                   .63            .72
per share                     Proforma                      .62            .68



    The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:



                                                                                    1996       1997
                                                                               ---------  ---------
Dividend yield...............................................................        0.0%       0.0%
Expected volatility..........................................................       63.0%      63.0%
Risk-free interest rate......................................................        5.6%       6.2%
Expected option life (years).................................................        3.5        3.5



    A summary of stock option activity under the 1994 Plan follows:



                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                                     NUMBER OF     EXERCISE
                                                                      SHARES         PRICE
                                                                    -----------  -------------
Balances as of August 31, 1994....................................           --    $      --

  Options granted.................................................    1,043,250         0.04

  Options forfeited...............................................     (132,000)        0.03
                                                                    -----------

Balances as of August 31, 1995....................................      911,250         0.04

  Options granted.................................................    1,688,250         2.56

  Options exercised...............................................      (52,200)        0.04

  Options forfeited...............................................     (301,500)        0.16
                                                                    -----------

Balances as of August 31, 1996....................................    2,225,800         1.91

  Options granted.................................................      696,050        11.46

  Options exercised...............................................     (170,535)        2.83

  Options forfeited...............................................     (150,068)        9.03
                                                                    -----------

Balances as of May 31, 1997.......................................    2,601,247    $    3.99
                                                                    -----------       ------
                                                                    -----------       ------

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


5. SHAREHOLDERS' EQUITY (CONTINUED)

    The weighted average fair value of options granted during the year ended August 31, 1996 and the nine months ended May 31, 1997 was $1.290 and $5.135, respectively.



    A summary of stock option outstanding at May 31, 1997 under the 1994 Plan follows:



                            OPTIONS OUTSTANDING
                   --------------------------------------
                                    WEIGHTED AVERAGE
                               --------------------------    OPTIONS EXERCISABLE
                                 REMAINING                 -----------------------
    RANGE OF                    CONTRACTUAL    EXERCISE                 EXERCISE
 EXERCISE PRICES     NUMBER        LIFE          PRICE       NUMBER       PRICE
-----------------  ----------  -------------  -----------  ----------  -----------
 $0.03 to $0.25     1,380,077         8.22     $    0.16    1,380,077   $    0.16
      $1.67           328,520         8.75     $    1.67      328,520   $    1.67
      $3.20            10,300         8.82     $    3.20       10,300   $    3.20
      $6.90            52,500         8.92     $    6.90       52,500   $    6.90
     $10.50           756,200         9.45     $   10.50      756,200   $   10.50
     $17.50            73,650         9.94     $   17.50       73,650   $   17.50
                   ----------                              ----------
 $0.03 to $17.50    2,601,247         8.71     $    3.99    2,601,247   $    3.99
                   ----------                              ----------
                   ----------                              ----------



    At August 31, 1996 and May 31, 1997, 219,010 and 612,789 options were vested, and all options, whether or not vested, are exercisable, subject to a right of repurchase, at the original issuance price, which lapses according to the vesting schedule.



    In connection with options granted in 1997, the Company has recorded deferred compensation expense of $1,467,000 for the difference between the option grant price and the deemed fair value of the Company's common stock at the date of grant. The amount is being amortized over the vesting period of the individual options, generally a 60 month period. Deferred compensation expense of $58,000 was recognized during the nine months ended May 31, 1997.



    The Company has reserved 3,000,000 shares of common stock for issuance under the 1994 Stock Option Plan (the 1994 Plan). The 1994 Plan provides for incentive and non-statutory stock options to be granted to employees (including officers), directors, consultants, and other independent contractors.



    Stock options are granted at prices of not less than 85% of the fair market value of the common stock at the time of grant, except that stock options granted to any employee who owns stock representing more than 10% of total combined voting power of all classes of the Company's capital stock must have an exercise price of not less than 110% of fair market value. Shares available for purchase on the exercise of options generally vest at a rate of 20% in the first year and thereafter at a rate of 1/48 per each month the optionee is employed or acts as a consultant of the Company. Options expire ten years from the date of grant.



    In May 1997, the Company reserved 1,500,000 shares of common stock for issuance under the 1997 Stock Plan (the 1997 Plan) which provides for grants of stock options and stock purchase rights to employees, consultants, non-employee directors, and any parent or subsidiary of the Company. Options and rights are granted at prices equal to the fair market value of the common stock at the time of grant. other conditions of the 1997 Plan are substantially the same as those of the 1994 Plan. No options or purchase rights have been granted under the 1997 Plan to date.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


5. SHAREHOLDERS' EQUITY (CONTINUED)

    Also in May 1997, the Company reserved 500,000 shares of common stock for issuance under the 1997 Employee Stock Purchase Plan (the "Purchase Plan"), effective upon the closing of the Company's initial public offering. Under the Purchase Plan, eligible employees may purchase common shares during six month payment periods commencing November 1 and May 1 of each year at a price per share of 85% of the lower of the average market price per share on the first or last business day of the six month period. Participating employees may elect to have up to 10% of regular pay withheld and applied toward the purchase of such shares up to a maximum of 10,000 shares in any six month period. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time or upon termination of employment. No shares have been issued to date.


6. REVENUE

    The Company distributes its products primarily through value-added resellers. Export sales, identified by region, are summarized below:


                                                                     YEAR ENDED AUGUST 31,              NINE MONTHS ENDED
                                                                -------------------------------  --------------------------------
                                                                  1994       1995       1996      MAY 31, 1996     MAY 31, 1997
                                                                ---------  ---------  ---------  ---------------  ---------------
                                                                                                           (UNAUDITED)
Asia Pacific..................................................         2%         5%        18%           14%              20%
Europe........................................................         5%         7%         7%            6%              15%
Canada........................................................         2%         3%         3%            3%               4%
Latin America.................................................         9%         2%         2%            2%               2%
                                                                      ---        ---        ---           ---              ---
                                                                      18%        17%        30%           25%              41%
                                                                      ---        ---        ---           ---              ---
                                                                      ---        ---        ---           ---              ---

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


6. REVENUE (CONTINUED)

    Significant resellers are summarized below:

                                                       YEAR ENDED AUGUST 31,
                                                                                               NINE MONTHS ENDED
                                               -------------------------------------  ------------------------------------
                                                  1994         1995         1996        MAY 31, 1996       MAY 31, 1997
                                                  -----        -----        -----     -----------------  -----------------
Customer A...................................          28%          30%          27%             28%                 1%
Customer B...................................          17%          18%           6%              6%                 3%
Customer C...................................           7%          11%          13%             14%                19%


                                                RECEIVABLE BALANCE AT
                                                    MAY 31, 1997
                                               -----------------------
Customer A...................................                 0%
Customer B...................................                 0%
Customer C...................................                22%


7. COMMITMENTS


    The Company leases its facilities under non-cancelable operating leases. At May 31, 1997, future minimum lease payments under operating leases with initial remaining non-cancelable terms of one or more years are as follows (in thousands):



FISCAL YEAR ENDING AUGUST 31,
-------------------------------------------------------------------------------------
1997 (three months remaining)........................................................  $     188
1998.................................................................................        708
1999.................................................................................        718
2000.................................................................................        704
2001.................................................................................        670
Thereafter...........................................................................      1,641
                                                                                       ---------
Total minimum lease payments.........................................................  $   4,629
                                                                                       ---------
                                                                                       ---------



    Rent expense was $62,000, $156,000, and $566,000 for the years ended August 31, 1994, 1995, and 1996, respectively. Rent expense for the nine month periods ended May 31, 1996 and May 31, 1997 was $260,000 and $597,000, respectively.



    The Company and one of its directors entered into a Deferred Compensation Plan dated May 2, 1996, as amended (the "Compensation Plan"). Under the terms of the Compensation Plan, the director is entitled to receive an aggregate annual amount of $110,000 in recognition of past services rendered to the Company. The Compensation Plan will terminate upon the earlier of (i) January 1, 2005, (ii) the termination of the lock-up period in connection with the closing of an initial public offering of the Company's Common Stock or (iii) the closing of a merger or sale of the Company.


8. BANK LINE OF CREDIT


    In May 1996, the Company obtained an unsecured, $5 million bank line of credit which bears interest at the bank's prime interest rate (8.50% as of May 31, 1997). The line of credit expires March 1, 1998. Covenants under the line of credit require the Company to maintain certain minimum levels of profitability, net worth, and financial ratios, and restrict dividends and stock repurchases. There have been no borrowings under the line of credit agreement.

                 LIVINGSTON ENTERPRISES, INC. AND SUBSIDIARIES

   (INFORMATION RELATING TO THE NINE MONTHS ENDED MAY 31, 1996 IS UNAUDITED)


9. RETIREMENT SAVINGS PLAN


    The Company sponsors a 401(k) defined contribution plan that covers all employees who have completed at least three months of service. This plan allows for employees to defer up to 15% of their pretax salary in certain investments at the discretion of the employees. The Company has the option to make discretionary employer contributions, however, no such contributions have been made since inception of the plan.



10. CONTINGENCIES



    In April 1997, a complaint for unfair competition was filed against the Company as one of a group of companies separately developing 56K modem technology by a plaintiff on behalf of the general public. The complaint alleges that the Company knowingly made false and misleading statements regarding the capabilities of its 56K modem technology. The Company denies the allegation in the complaint and intends to vigorously defend its position. Nevertheless, litigation is subject to inherent uncertainties and thus there can be no assurance that this suit will be resolved favorably to the Company or that it will not have a material adverse effect on the Company's business, results of operations and financial condition.



    On June 2, 1997, the Company received written notice from US Robotics Access Corp., Inc. ("USR") alleging that the PortMaster 3 infringes USR's U.S. patent 5,528,595, captioned "Modem Input/Output Signal Processing Techniques." Although the Company believes that such patent may be invalid, it is possible that USR may file suit against the Company to enforce such alleged patent or other intellectual property rights. Regardless of the merits of any such potential suit, there can be no assurance that the Company will prevail in defending itself or that it would not be required to enter into license arrangements or develop non-infringing technology. Furthermore, there can be no assurance that USR will not assert other infringement claims in the future with respect to the Company's current or future products. Any litigation could result in product delays or costs which could have a material adverse effect on the Company's business, results of operations and financial condition.



    On June 5, 1997, a complaint was filed against the Company in California Superior Court by Capella Worldwide Networking, Inc. ("Capella"), the Company's largest distributor in fiscal 1996. The Company terminated its relationship with Capella in November 1996. The complaint purports to allege contract and tort causes of action arising out of the Company's termination of Capella as a distributor. The complaint seeks injunctive and declaratory relief as well as unspecified damages for alleged lost profits, including compensatory, punitive and treble damages. The Company has not yet responded to the Complaint and discovery has not yet commenced. The Company denies the allegations in the complaint and intends to defend its position. Nevertheless, litigation is subject to inherent uncertainties and thus there can be no assurance that this suit will be resolved favorably to the Company or that it will not have a material adverse effect on the Company.



    Due to the fact that the above mentioned legal matters are at an early stage, no estimate of loss can be made by the Company at this time.



    The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of other third parties. There can be no assurance that other third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or develop non-infringing technology, or result in litigation, regardless of the merits of such claims.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and NASD filing fee.

SEC registration fee..............................................  $  12,122
NASD filing fee...................................................      4,500
Nasdaq National Market listing fee................................     50,000
Printing and engraving costs......................................    125,000
Legal fees and expenses...........................................    310,000
Accounting fees and expenses......................................    250,000
Blue Sky fees and expenses........................................     10,000
Transfer Agent and Registrar fees.................................      5,000
Miscellaneous expenses............................................     35,000
                                                                    ---------
    Total.........................................................    801,622
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company provide for the indemnification of the Company's officers and directors against certain liabilities and expenses relating to lawsuits and other proceedings in which they may become involved. Section 317 of the California Corporations Code also provides for indemnification of a corporation's directors and officers under certain circumstances.

    Section 204(a)(10) and (11) and Section 317 of the California Corporations Code and the Bylaws of the Company contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act or the Exchange Act.

    The Company provides indemnity insurance pursuant to which its directors and officers are indemnified or insured under certain circumstances against certain liabilities or losses, including liabilities under the Securities Act. The Company has obtained shareholder approval to enter into indemnity agreements with their respective directors and officers. Each agreement provides for indemnification of the fines, settlements and other amounts incurred by such person in connection with the good faith performance of his or her duties as a director or officer. The indemnification agreements also provide for the advance payment by the Company of expenses incurred in defending any proceeding to which the director or officer may be a party, provided that the affected director or officer executed an undertaking, acceptable to the disinterested members of the board of directors, agreeing to repay all amounts advanced for defense of the proceeding if it shall be ultimately determined that such director or officer was not entitled to be indemnified in accordance with Sections 204(a)(10) and
(11) and Section 317 of the California Corporations Code.

    The Company understands that the staff of the Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


    Since 1994 the registrant has issued and sold the following unregistered securities: as of May 31, 1997, the Registrant has issued and sold 222,735 shares of Common Stock to employees and consultants at prices ranging from $.033 to $17.50 per share, upon exercise of stock options, pursuant to the Registrant's 1994 Stock Option Plan; in December 1995, the Company issued 15,000 shares of Common Stock to Douglas Meltzer in consideration of past services rendered to the Company and the signing of a confidentiality agreement; and in connection with the Company's acquisition of certain assets, with a value of $189,000 as determined by the Company's Board of Directors, of Lloyd Internetworking, Inc. ("Lloyd") on June 28, 1996, the Company issued 18,000 shares of Common Stock to Lloyd shareholders.


    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transaction. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS

    (a) Exhibits


      1.1+   Underwriting Agreement.

      3.1+   Restated Articles of Incorporation of Livingston Enterprises, Inc., a California
               corporation, as currently in effect.

      3.4+   Bylaws of the Registrant, as currently in effect.

      3.5+   Bylaws of the Registrant, as in effect immediately following the closing of the offering made under this Registration Statement.

      4.1*   Specimen Common Stock Certificate.

      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     10.1+   Form of Indemnification Agreement between the Company and each of its directors and officers.

     10.2+   1994 Stock Option Plan and forms of agreement thereunder.

     10.3+   1997 Stock Plan and form of agreement thereunder.

     10.4+   1997 Employee Stock Purchase Plan and forms of agreements thereunder.

     10.5+   Lease dated January 24, 1996 between Registrant and Willow Road Associates, LLC for the facility located at 4464 Willow Road, Pleasanton, CA 94588.

     10.6+   Deferred Compensation Plan dated May 2, 1996, as amended, between the Company and Jerrold Livingston.

     10.7+   Master Revolving Note with Comerica Bank dated April 30, 1996.

     10.8**  OEM Software License and Development Agreement between the Company and U.S.
               Robotics Access Corp. (f/k/a U.S. Robotics, Inc.), as amended.

     11.1    Calculation of earnings per share.

     23.1    Consent of KPMG Independent Auditors.

     23.2*   Consent of Counsel (included in Exhibit 5.1).

     24.1+   Power of Attorney (see page II-4).


---------

*   To be filed by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+   Previously filed.

    (b) Financial Statement Schedules

    II. Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 24th day of June, 1997.


                                          LIVINGSTON ENTERPRISES, INC.

                                          By:        /s/ STEVEN M. WILLENS
                                              ----------------------------------

                                                      Steven M. Willens
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Willens and Steven A. Hess and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


               SIGNATURE                                          TITLE                                DATE
----------------------------------------  ------------------------------------------------------  ---------------

         /s/ STEVEN M. WILLENS
      ----------------------------        President, Chief Executive Officer and Chairman          June 24, 1997
           Steven M. Willens

           /s/ STEVEN A. HESS
      ----------------------------        Chief Financial Officer (Principal Financial and         June 24, 1997
             Steven A. Hess                 Accounting Officer)

         /s/ JERROLD LIVINGSTON
      ----------------------------        Director                                                 June 24, 1997
           Jerrold Livingston

         /s/ RONALD H. WILLENS
      ----------------------------        Director                                                 June 24, 1997
           Ronald H. Willens

         /s/ ALBERT A. PIMENTEL
      ----------------------------        Director                                                 June 24, 1997
           Albert A. Pimentel

           /s/ ROBERT C. HAWK
      ----------------------------        Director                                                 June 24, 1997
             Robert C. Hawk

                          LIVINGSTON ENTERPRISES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                                 BALANCE AT                   DEDUCTIONS:
                                                                BEGINNING OF                  WRITE OFFS     BALANCE AT
                       CLASSIFICATION                              PERIOD        ADDITIONS    OF ACCOUNTS   END OF PERIOD
-------------------------------------------------------------  ---------------  -----------  -------------  -------------
Allowance for returns and doubtful accounts
    Year ended August 31, 1994...............................     $  --          $      13     $  --          $      13
    Year ended August 31, 1995...............................     $      13      $     137     $  --          $     150
    Year ended August 31, 1996...............................     $     150      $     563     $      65      $     648

    Nine months ended May 31, 1996 (unaudited)...............     $     150      $     539     $       3      $     686
    Nine months ended May 31, 1997...........................     $     648      $     642     $     282      $   1,008

Warranty accrual
    Year ended August 31, 1994...............................     $  --          $  --         $  --          $  --
    Year ended August 31, 1995...............................     $  --          $  --         $  --          $  --
    Year ended August 31, 1996...............................     $  --          $  85         $  --          $  85

    Nine months ended May 31, 1996 (unaudited)...............     $  --          $  --         $  --          $  --
    Nine months ended May 31, 1997...........................     $  85          $     340     $      25      $     400

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                    DESCRIPTION
---------
 1.1+      Underwriting Agreement.

 3.1+      Restated Articles of Incorporation of Livingston Enterprises, Inc., a California corporation, as currently in effect.

 3.4+      Bylaws of the Registrant, as currently in effect.

 3.5+      Bylaws of the Registrant, as in effect immediately following the closing of the offering made under this
             Registration Statement.

 4.1*      Specimen Common Stock Certificate.

 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+      Form of Indemnification Agreement between the Company and each of its directors and officers.

10.2+      1994 Stock Option Plan and forms of agreement thereunder.

10.3+      1997 Stock Plan and form of agreement thereunder.

10.4+      1997 Employee Stock Purchase Plan and forms of agreements thereunder.

10.5+      Lease dated January 24, 1996 between Registrant and Willow Road Associates, LLC for the facility located at 4464 Willow Road, Pleasanton, CA 94588.

10.6+      Deferred Compensation Plan dated May 2, 1996, as amended, between the Company and Jerrold Livingston.

10.7+      Master Revolving Note with Comerica Bank dated April 30, 1996.

10.8**     OEM Software License and Development Agreement between the Company and U.S. Robotics Access Corp. (f/k/a
             U.S. Robotics, Inc.), as amended.

11.1       Calculation of earnings per share.

23.1       Consent of KPMG Independent Auditors.

23.2*      Consent of Counsel (included in Exhibit 5.1).

24.1+      Power of Attorney (see page II-4).


---------

*   To be filed by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+   Previously filed.